Exhibit 10.2

MORTGAGE ORIGINATION AND SERVICING AGREEMENT

          This Mortgage Origination and Servicing Agreement (“MOSA” or this “Agreement”) is made as of August 28, 2009, by CreXus Investment Corp., a Maryland corporation (“Lender”), and Principal Real Estate Investors, LLC, a limited liability company organized pursuant to the laws of the State of Delaware (“Principal”). The parties agree as follows:

ARTICLE 1. BACKGROUND.

          1.01. Objective. Principal has agreed with Lender, as more particularly set forth in this Agreement, that Principal shall perform or cause certain of its affiliates to perform certain services associated with loans secured by real property and commercial improvements thereon and loans secured by interests in the owners of real property, including but not limited to originating, sourcing, closing and servicing such loans. Lender may acquire from time to time interests in certain commercial loans (as defined herein) secured by mortgages, deeds of trust or documents of similar effect creating security interests in real property (each a “mortgage” or sometimes herein “Mortgage” and collectively the “mortgages” or “Mortgages”) encumbering certain real property and commercial improvements thereon (each a “Property” and collectively the “Properties”), and Lender may also acquire from time to time interests in certain real estate related subordinate loans, including, but not limited to, mezzanine loans, “B” notes and bridge loans (collectively “Sub Debt”), each originated pursuant to this Agreement for Lender. Lender and Principal also desire that Principal perform certain services for the benefit of Lender in connection with such commercial loans, mortgages, Properties and Sub Debt acquired by Lender pursuant to this Agreement. These services are more fully described in service level agreements relating to underwriting loans (the “Underwriting Service Level Agreement”), closing loans (the “Closing Service Level Agreement”), servicing loans (the “Loan Servicing Service Level Agreement”) and reporting (the “Accounting and Reporting Service Level Agreement”). These Service Level Agreements (collectively, the “SLAs”) are attached to this Agreement as Attachments 1 through 4 and are hereby fully incorporated into this Agreement. In order to further these objectives, Lender and Principal have executed this Agreement.

ARTICLE 2. GENERAL PROVISIONS.

          2.01. Engagement. As used herein, “commercial loan” means a loan secured by the lien of a mortgage on commercial, development or multi-family real estate (i.e., a loan not for personal, family or household purposes and secured by a facility with six or more dwelling units). Collectively, commercial loans and Sub Debt covered by this Agreement, may be referred to as an “Investment” or “Investments”. Lender hereby engages Principal as an independent contractor (except as expressly set forth herein with respect to certain servicing activities) to provide for the sourcing, acquisition, origination, and closing and servicing of commercial loans and Sub Debt on behalf of Lender as further set forth in this Agreement and the SLAs. Following the acquisition or origination, closing, and funding by Lender of an Investment, Principal shall provide for the servicing of and collection, remittance and reporting for each Investment as provided in the SLAs. Principal hereby accepts its appointment and agrees to perform its covenants and obligations pursuant to the applicable terms of this Agreement and in accordance with the Standard of Care (as defined in Section 2.02).

          2.02. Standard of Care. Subject to the limitations on Principal’s authority set forth herein and the other terms and conditions of this Agreement, Principal represents that it and any affiliate performing services with respect to any Investment shall act and shall perform its responsibilities hereunder subject to and in accordance with (i) the same care, skill, prudence, and diligence under the circumstances then prevailing that is exercised by an active and sophisticated lender in the commercial real estate lending industry, but not less than Principal’s own standards for its own investments, (ii) applicable laws, and (iii) the terms and provisions hereof. With respect to its servicing obligations under this Agreement, in addition to the foregoing, Principal shall service and administer the Investments subject to this Agreement on behalf of Lender and in the best interests of and for the sole benefit of Lender, further as follows: (w) in accordance with the provisions of each note evidencing an Investment, the related mortgage and other loan documents executed and delivered in connection therewith (collectively, the “Loan Documents”) and applicable law; (x) with not less than the same care, skill and diligence as an active and sophisticated servicer would apply in its general mortgage servicing and property management activities on behalf of third parties, with respect to Investments that are comparable to those for which it is responsible hereunder and for which comparable services have been contracted; (y) with a view to the timely collection of all scheduled payments of principal and interest under the Investments or, if a Investment comes into and continues in default and if, in the good faith and reasonable judgment of Principal, no satisfactory arrangements can be made for the collection of the delinquent payments, the recovery on such Investment to Lender; and (z) without regard to (1) any relationship that Principal or any affiliate thereof may have with the related borrower, (2) the right of Principal or any affiliate thereof to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction, and (3) the ownership, servicing or management for others of any other mortgage loans or property. Principal agrees that it shall act as Lender’s fiduciary with respect to Lender’s funds or funds held by Principal on Lender’s behalf. The foregoing collectively shall hereafter be referred to as the “Standard of Care”.

          2.03. Power of Attorney. To enable Principal to exercise fully its discretion and authority as provided by this Agreement with respect to the holding or servicing of an Investment, Lender hereby authorizes and empowers Principal, any authorized officer(s) of Principal and any authorized officer of any affiliate of Principal to take any action and to execute on behalf of Lender any and all documents and instruments with respect to which actions, documents and instruments Principal has authority under this Agreement, and which it may deem appropriate regarding the holding or servicing of any Investment and the performance of any function undertaken by Principal pursuant to this Agreement or the SLAs following the acquisition of an Investment by Lender. In no event shall the foregoing power of attorney extend to activities arising prior to the closing of an Investment. Lender agrees to provide Principal with any additional documentation reasonably necessary to evidence the authority contemplated by this Agreement, including without limitation the delivery to Principal on or after the date of this Agreement of a Power of Attorney in the form attached as Exhibit A to this Agreement (the “Power of Attorney”). Lender and Principal agree that the Power of Attorney is intended to give Principal apparent authority to carry out the purposes of this Agreement when dealing with third parties, but that the terms, restrictions and obligations of this Agreement shall govern

Principal’s actual authority to conduct affairs on behalf of Lender, notwithstanding the provisions of the Power of Attorney. In any conflict between Lender and Principal regarding Principal’s authority, the terms of this Agreement shall prevail over any conflicting terms of the Power of Attorney. Principal agrees that the authorization set forth herein including, without limitation, any Power of Attorney granted in the form attached hereto as Exhibit A by Lender shall terminate upon the effective termination date of this Agreement as set forth in Section 10.01(a). Further, such authority shall be strictly limited to the purposes described in this Agreement.

          2.04. Delegation of Rights and Duties. Principal may delegate any of its duties or obligations under this Agreement to any of its affiliates subject to providing notice to Lender; provided, however, that Principal shall remain liable for any failure to perform the duties and obligations of Principal under this Agreement regardless of whether such duties and responsibilities have been delegated to an affiliate, and Principal shall not delegate any of the duties and obligations of Principal that involve discretion in the selection of Investments without the prior written consent of Lender. Any affiliate to which Principal has delegated such duties or obligations under this Agreement shall be obligated to perform the duties and obligations of Principal under this Agreement as delegated to it, and shall be liable to Lender with respect thereto to the same extent as Principal, and shall be entitled to exercise all of the rights and authority, and shall be an agent, of Principal entitled to the indemnification and exculpation, set forth in this Agreement for Principal.

ARTICLE 3. LOAN ACQUISITION AND ORIGINATION; LOAN SERVICING AND MANAGEMENT.

          3.01. Investment Criteria.

                    Principal will provide prospective Investment opportunities as described in the Underwriting SLA meeting those certain investment criteria set forth on Exhibit B to this Agreement (the “Investment Criteria”). Lender may, in its sole and absolute discretion, change the Investment Criteria from time to time upon written notice to Principal.

          3.02. Procedures for Investments.

                    (a) With respect to each prospective Investment, before the approval of such prospective Investment for Lender’s account by Principal’s investment committee, Principal will provide Lender with a summary of the pertinent terms and features of the prospective Investment and certain features of the Property in the form of Exhibit G attached hereto and made a part hereof (the “Fact Sheet”). Lender shall promptly after receipt of the Fact Sheet notify Principal in writing (as used herein, “writing” shall include e-mail unless otherwise specifically noted) of Lender’s preliminary approval or disapproval of such prospective Investment. In the event Lender elects to proceed, it shall issue to Principal a Rate Quote Approval in the form of Exhibit H attached hereto and made a part hereof. Failure by Lender to so notify Principal within two (2) business days shall be deemed a decision to reject the prospective Investment.

                    (b) Promptly following the prospective borrower’s acceptance of the terms of the Investment, which terms Principal shall ensure are consistent with the Rate Quote Approval, Principal shall continue its underwriting of the Investment and negotiation of the Loan Application/Commitment with the borrower using the standard form of Loan Application/Commitment (the “App/Comm”) previously approved by Lender. At such time as Principal believes that the terms are acceptable to the borrower and to Lender, Principal shall submit to Lender a blacklined comparison of the App/Comm marked to show all changes to the App/Comm from the then current, standard form of App/Comm approved by Lender. Lender will notify Principal in writing of Lender’s approval or disapproval of the App/Comm within two (2) business days. Failure by Lender to so notify Principal or alternatively to fail to make comments/request changes required to make the App/Comm acceptable within said two (2) business days shall be deemed a decision to reject the prospective Investment.

                    (c) After the App/Comm has been signed by the borrower, the borrower has paid all required deposits, and the transaction has been allocated to Lender (in accordance with Exhibit F), Principal shall notify Lender in writing of such allocation and continue its underwriting in accordance with the Underwriting SLA. Principal shall submit to Lender at the same time the Loan Documents are sent to the borrower, a set of the proposed Loan Documents.

                    (d) Principal shall provide to Lender for its review and approval a loan approval package (the “Committee Package”) in form, substance and format previously disclosed to Lender that includes a full description of the prospective Investment and a summary of the underwriting due diligence with respect to such prospective Investment including, without limitation, the items set out in the Underwriting SLA. Unless previously disclosed to and approved by Lender in writing, a cover letter to the Committee Package shall specifically identify any previously undisclosed material variations from the Investment Criteria, the most recent Fact Sheet, or the Rate Quote Approval form.

                    (e) Principal will notify Lender in writing of Principal’s Investment Committee approval, conditional approval, or rejection of the prospective Investment. Lender shall have two (2) business days after notification of Principal’s Investment Committee action to notify Principal in writing of Lender’s approval or disapproval of such prospective Investment.

                    (f) Subsequent to Lender’s approval of the Committee Package during the loan closing process, Principal will promptly notify Lender in writing of any material changes from the information presented in the Committee Package that may arise with respect to the Investment or the Property upon Principal becoming aware of the same, and Lender shall have two (2) business days to notify Principal in writing of Lender’s approval or disapproval of such change. At a date four (4) business days prior to the desired funding date, Principal shall submit to Lender a blacklined set of Loan Documents marked to show changes from the then current, standard forms of Loan Documents, and Lender shall have two (2) business days to notify Principal in writing of Lender’s approval or disapproval of such changes, provided, however, if Lender fails to respond to Principal within said 2 business day period, the Loan Documents will be deemed approved. No later than two (2) business days prior to the desired funding date, Principal shall e-mail to Lender, a final notice of closing and request for funds as prescribed in the Closing SLA, together with a set of the final Loan Documents.

                    (g) Attached hereto as Exhibit I is a flow chart depicting the Investment origination and closing process, which reflects additional steps not summarized herein.

          3.03. Due Diligence and Closing Procedures. All due diligence of prospective Investments shall be conducted by Principal in accordance with the Underwriting SLA. The closing of an Investment shall be conducted by Principal in accordance with the Closing SLA. In conjunction with the making of commercial loans on behalf of Lender by Principal, Principal will comply with necessary requirements in each jurisdiction where a commercial loan is made to qualify Principal Life Insurance Company as a recognized and licensed mortgage lender.

          3.04. Post-Closing Procedures; Management of Investments.

                    (a) From and after the date of the acquisition or origination and closing of an Investment, Principal shall conduct the servicing of and collection, remittance and reporting for each Investment in accordance with the Loan Servicing SLA and the Accounting and Reporting SLA.

                    (b) Principal shall comply with each covenant and obligation of Lender under any agreement with respect to the Investments to which Lender is a party.

                    (c) Principal shall provide necessary information in order for Lender to account for the Investments in accordance with generally accepted accounting principles for the industry, uniformly and consistently applied from year to year and Principal shall furnish such information concerning the Investments to such persons as Lender may, in writing, reasonably request. Principal shall preserve all financial and accounting records for not less than seven (7) years from the earlier of (i) the expiration date of this Agreement or earlier termination, or (ii) the disposition of the Investment, unless, in connection with the expiration or termination of this Agreement or the disposition of the Investment, as the case may be, Principal transfers all such records to Lender or its replacement. Principal shall maintain, or cause to be maintained, complete and accurate original documentation of all transactions related to the Investments, including receipts and all correspondence relating thereto on such forms as Lender and/or Lender’s auditors may reasonably require. Principal shall make its accounting personnel available to assist Lender’s auditors in the preparation of all reports required or desired by Lender. Principal shall bear the costs associated with the retention of such records and if Lender shall request copies of such records Principal shall bear the cost of duplicating and sending such records to Lender. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

                    (d) Principal agrees to immediately advise Lender of any Violations of Laws or Environmental Liabilities (as such terms are hereinafter defined) affecting any of the Investments or Lender upon obtaining knowledge thereof, provided, however, that Principal has no duty or obligation to monitor environmental matters pertaining to each Investment (other than as required under the Loan Servicing Service Level Agreement but merely the duty to pass on any knowledge regarding Violation of Laws or Environmental Liabilities as such knowledge comes into Principal’s possession. “Laws” herein shall mean all federal, state, county and local governmental or municipal laws, ordinances, regulations, judgments, orders, rules and other such requirements, decisions by courts in cases where such decisions are binding precedents in the state in which the property is located, and decisions of federal courts applying the Laws of such state at the time in question, including but not limited to all Environmental Laws (as defined below). “Violations of Laws” herein shall mean all actual and alleged violations of any Laws. “Environmental Laws” herein shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., Resource Conservation Act of 1976, 42 U.S.C. 6901 et seq., Clean Air Act, 42 U.S.C. 42 7401 et seq., Clean Water Act, 33 U.S.C. 1251, et seq., Safe Drinking Water Act, 14 U.S.C. 300(f), et seq., Toxic Substances Control Act, 15 U.S.C. 2601, et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq., Atomic Energy Act of 1954, 42 U.S.C. 2014, et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time. “Environmental Liabilities” herein shall mean conditions that involve the presence (whether actual or alleged) of any Hazardous Substance, conditions that are subject to any Environmental Laws, and all claims and liabilities relating thereto. The term “Hazardous Substance” for purposes hereof shall mean any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas devise, form of energy, material or waste or component thereof including, without limitation, all items now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, liquid, gas, device, form of energy, pathogen, material or waste or component thereof by any federal, state or local governing body or agency having jurisdiction and all such items that are regulated under Environmental Laws.

          3.05. Counsel. With respect to any acquisition, origination or disposition of an Investment, Principal shall close such acquisition, origination or disposition using internal resources or Principal may designate outside legal counsel, which counsel shall be responsible for performing all legal work, including the negotiation and preparation of transaction documents for that particular acquisition, origination or disposition. If Lender desires to have it’s own counsel review any aspect of the acquisition, origination or disposition of an Investment, such review counsel shall be designated by Lender and all costs of Lender’s designated review counsel shall be borne by Lender.

ARTICLE 4. COMPENSATION.

          4.01. Fees. In consideration for the services of Principal and its affiliates under this Agreement and the SLAs, Principal shall receive as part of Principal’s compensation the following fees: (i) an origination fee (the “Origination Fee”) in the amount and as provided for in Exhibit C-1 with respect to each commercial loan or Sub Debt loan originated, underwritten and closed by Principal under this Agreement which shall be collected in accordance with Section 4.02, (ii) a servicing fee (the “Servicing Fee”) in the amount set forth in Exhibit C-2 to this Agreement, which shall be payable by Lender with respect to those Investments being serviced under this Agreement in accordance with Sections 2.01 and 2.02 of Attachment 3; and (iii) if applicable, the Special Servicing Fee, Asset Management Fee and/or Liquidation Fee in the amount(s) set forth in Exhibit C-2 to this Agreement payable by the Lender for each Investment so specially serviced, managed or liquidated.

          4.02. Fees Associated with Loan Origination. Lender acknowledges that Principal or its affiliate(s) may collect and retain for its own account as part of its compensation hereunder commitment fees, application fees, origination fees and/or due diligence fees from borrowers under commercial loans and Sub Debt loans as described in Exhibit C-1 to this Agreement. Any per diem fee assessed in connection with any commercial loan or Sub Debt loan shall be remitted to Lender.

          4.03. Closing Charges. Lender acknowledges that from time to time Principal or its affiliate(s) may assess any borrower with a fee in accordance with this Section 4.03 in connection with the performance of Principal’s closing duties hereunder as described in Exhibit C-1 to this Agreement. In connection with the performance of any such closing duties, Principal (or such affiliate) shall be entitled to receive and retain any such fee, as a reasonable estimate of the costs (including internal administrative costs) and expenses associated with the service. Principal (or such affiliate) shall also be entitled to reimbursement from the borrower of the reasonable costs and fees of third party legal counsel engaged by Principal or such affiliate.

          4.04. Other Post-Closing Charges. Lender acknowledges that from time to time Principal or its affiliate(s) may assess any borrower with a fee in accordance with this Section 4.04 in connection with the performance of Principal’s servicing duties hereunder; provided, however, no such fees shall be permitted unless such fees are of the same type and size as similar fees charged in connection with the servicing of programmatic lending programs of other third party lenders serviced by Principal. In connection with the performance of any such servicing duties, Principal (or such affiliate) shall be entitled to collect from borrowers (i) any such fee, (ii) and reimbursement of Principal or its affiliates by a borrower of the reasonable costs and fees of third party legal counsel engaged by Principal or such affiliate and such other consultants, including without limitation, costs and fees paid to accountants, appraisers, real estate brokers, contractors, engineers, insurance brokers and other agents engaged by Principal or such affiliate, (iii) any fee other than those above paid by a borrower after the loan origination process or acquisition for loan modifications, loan extensions, rate resets or related to any change in borrower or sale of any Property, such fees to be split evenly between Principal and Lender, and Principal shall remit Lender’s portion of such fee to Lender at the next remittance date; and (iv) all other reasonable costs and expenses, if any, incurred by Principal connected with the services provided. All “late fees” collected with respect to any Investment shall be remitted to Lender. All fees retained by Principal under this Section 4.04 in excess of amounts required to be reimbursed to third parties hereunder shall be part of Principal’s compensation, but in no case shall any of the fees provided for above in this Section 4.04 be considered as part of Principal’s compensation as set out in Exhibit C-1 to this Agreement.

          4.05. Borrower Deposits. If, with respect to any Investment, any borrower is required to make a good faith deposit in addition to a commitment fee, and the loan is not closed for reasons due to such borrower’s failure to perform its obligations as described in the loan application, then Principal shall recommend to Lender, based on its standard of practice as to such deposits, whether such deposit should be refunded after deduction of any due diligence expenses incurred by Principal or an affiliate, which recommendation Lender shall approve or disapprove in its sole discretion in writing within five (5) business days of receiving such notice.

If such deposit is not refunded, such deposit (net of such due diligence deductions) shall be promptly forwarded to Lender. If such deposit is not refunded to such borrower and such borrower subsequently commences legal proceedings related to such deposit, then (a) if Lender has retained such deposit against the recommendation of Principal, Lender shall pay all costs associated with defending such legal proceedings, and (b) if Lender has retained such deposit in accordance with the recommendation of Principal, Lender shall pay all costs associated with defending such legal proceedings provided that Principal has provided to Lender all information otherwise required by this Agreement. In the case of Section 4.05(b), Principal shall be responsible for all such costs in the event of a failure by Principal to provide all such information.

          4.06. Expense Reimbursement.

                    (a) To the extent not otherwise reimbursed by a borrower and retained by Principal pursuant to Section 4.04 above, and subject to Section 4.06(b), Lender assumes and promptly shall pay and reimburse Principal for any and all reasonable, out-of-pocket expenses incurred by Principal on behalf of Lender in connection with this Agreement or the SLAs, including, by way of illustration and without limitation thereto: (i) all out-of-pocket fees and expenses paid to third parties and incurred in pursuit of an acquisition, origination or disposition of an Investment, including such expenses whether or not the acquisition, origination or disposition is consummated provided such expenses were incurred as a result of activities directed to Principal by Lender; and (ii) any other reasonable out-of-pocket or third party expenses expressly approved by Lender and incurred with respect to the acquisition, financing, operation, management, and disposition of the Investments.

                    (b) Notwithstanding Section 4.06(a), Lender shall have no obligation to pay or reimburse Principal for any of the costs or expenses incurred by Principal or its affiliates in connection with their performance of the Investment origination, servicing, cash management and administrative duties and obligations under this Agreement including, but not limited to, the following unless expressly approved by Lender in its sole discretion: (i) any cost or expense incurred with respect to an act for which Principal had no authority under this Agreement; (ii) any cost or expense relating to the general operation of Principal’s business including, but not limited to, travel and entertainment expenses, administrative expenses including employment expenses, legal fees, insurance of Principal and its employees, rent, telephone, utilities and other office or general overhead expenses; (iii) any cost or expense with respect to a prospective Investment not conforming to the Investment Criteria that is disapproved by Lender and which Principal knows such cost or expense falls outside the Investment Criteria; and (vi) any cost or expense with respect to a prospective Investment conforming to the Investment Criteria that has not been allocated to Lender’s account.

ARTICLE 5. AUDITS; FINANCIAL STATEMENTS.

          5.01. The books and records of Principal and any of its affiliates applicable to the Investments shall be subject to examination and audit by Lender or its representatives during Principal’s regular business hours and upon three (3) business days notice. Principal shall cooperate fully with Lender in connection with such audit. Principal shall have the right to have a representative present during any such audit. The provisions of this Article 5 shall survive the termination of this Agreement for a period of seven (7) years.

ARTICLE 6. GENERAL REPRESENTATIONS AND WARRANTIES.

          6.01. Principal hereby represents and warrants to Lender as follows, which representations and warranties shall be deemed to be repeated at all times throughout the term of this Agreement:

                    (a) It is and will continue to be at all times during the term of this Agreement: (i) duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and (iii) in lawful compliance with the provisions of the Advisers Act. Principal further covenants and agrees that it shall notify Lender in writing immediately upon the revocation, restriction, or suspension of such registration or Principal’s failure to maintain such registration or comply with any applicable provision of the Advisers Act. Principal has provided Lender a true and complete copy of Parts I and II of its Form ADV. Principal shall promptly provide Lender copies of any revised or supplements to Parts I and II of its Form ADV during the term of this Agreement.

                    (b) It has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Its execution of this Agreement and the performance of its obligations hereunder have been duly authorized and no other proceedings on its part are necessary to authorize this Agreement. This Agreement has been executed by a duly authorized representative of Principal, and this Agreement is a valid, legal and binding contract of Principal, enforceable against Principal in accordance with its terms, except as such enforceability may be limited or denied by (i) applicable laws relating to the rehabilitation, liquidation, conservation and dissolution of insolvent insurers, as well as other laws affecting creditors’ rights and (ii) general principles of equity.

                    (c) Neither the execution of this Agreement nor the acts contemplated hereby nor compliance by it with any provisions hereof will (i) violate any provision of its limited liability company agreement or other organizational documents, (ii) violate any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority applicable to it, or (iii) be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any person under, any agreement to which it may be bound which violation, conflict, default, termination or absence, in the aggregate, would have a material adverse effect on its financial condition. Principal is and will remain in compliance (and Principal will not contract with any affiliate who performs services pursuant to this Agreement unless such affiliate is and will remain in compliance), in all material respects, with the laws, statutes, rulings, rules, regulations and judicial decisions applicable to Principal or such affiliate to the extent necessary to perform its obligations under this Agreement (or such subcontract between Principal and its affiliate).

                    (d) It has completed, obtained and performed all registrations, filings, approvals, authorizations, consents or examinations required by any governmental authority in order for it to satisfy its obligations under this Agreement. Principal, when required, will comply with, all material regulations, registrations, filings, approvals, authorizations, consents or examinations required by the United States Securities and Exchange Commission, United States Department of Labor or any other regulatory authority. No consent, approval, authorization or order of, or registration or filing with or notice to, any court or governmental agency or body is required for the execution, delivery and performance by Principal of, or compliance by Principal with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders, registrations, filings or notices, if any, that have been obtained or made.

                    (e) The personnel of Principal responsible for discharging Principal’s duties and obligations under this Agreement have the necessary qualifications, knowledge, experience, expertise and integrity to perform their responsibilities.

                    (f) It is, and at all times will remain, in compliance with all Federal Regulations and Executive Orders administered by the Office of Foreign Assets Control. Neither Principal nor any Principal affiliate, is a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).

                    (g) It is, and at all times will remain, in compliance with the USA Patriot Act of 2001, as amended.

                    (h) Principal Life Insurance Company is and shall remain qualified, whether by registration or applicable exemption from registration, as a recognized and licensed mortgage lender at the time of closing of any Investment originated by Principal in each jurisdiction in which the real property associated with such Investments is located. Principal is and shall remain qualified, whether by registration or applicable exemption from registration, as a recognized and licensed mortgage servicer at the time it performs servicing functions under this Agreement with respect to any Investment in each jurisdiction in which the real property associated with such Investments is located. The licensing described in this paragraph by Principal is and shall be sufficient to enable Principal and its affiliates who perform services under this Agreement to comply with all registration, licensing and qualification requirements of each applicable jurisdiction in connection with the origination, closing and servicing of each Investment.

                    (i) All of the services that Principal has been engaged to perform pursuant to this Agreement are services that Principal provides to other third parties in the ordinary course of its business pursuant to agreements similar to this Agreement.

                    (j) Principal further represents and warrants as to the matters listed in Exhibit D attached hereto and made a part hereof for each Investment when such Investment is acquired or originated, to the extent such representations and warranties can be made or Principal discloses any exceptions to Lender.

          6.02. Lender hereby represents and warrants to Principal as follows, which representations and warranties shall be deemed to be repeated at all times throughout the term of this Agreement:

                    (a) It is the owner of all of the funds deposited or to be deposited by Lender, if any, with Principal pursuant to the Accounting and Reporting Service Level Agreement.

                    (b) It has requested and received all information from Principal that Lender considers relevant to the engagement of Principal contemplated by the Agreement.

                    (c) It is duly organized, validly existing and in good standing under the laws of the State of Maryland.

                    (d) It has the power and authority to enter into this Agreement, to carry out its obligations hereunder, and to invest in the types of Investments contemplated by this Agreement. The execution of this Agreement, the performance of Lender’s obligations hereunder, and the making of such Investments have been duly authorized by Lender and no other proceedings on the part of Lender or any member are necessary to authorize this Agreement or such Investments. This Agreement has been executed by a duly authorized representative of Lender, and this Agreement is a valid, legal and binding contract of Lender, enforceable against Lender in accordance with its terms, except as such enforceability may be limited or denied by (i) applicable laws relating to the rehabilitation, liquidation, conservation and dissolution of insolvent companies, as well as other laws affecting creditor’s rights, and (ii) general principles of equity.

                    (e) Neither the execution of this Agreement nor the acts contemplated hereby by Lender, nor compliance by Lender with any provisions of this Agreement will (i) violate any provision of its limited liability company agreement or other organizational documents, (ii) violate any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority applicable to it, or (iii) be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any person under, any agreement to which it may be bound which violation, conflict, default, termination or absence, in the aggregate, would have a material adverse effect on its financial condition. If Principal becomes aware of any licensing requirements that could be imposed on Lender relating to Investments hereunder, Principal shall notify Lender as to such information. Lender is and will remain in compliance in all material respects, with the laws, statutes, ruling, rules, regulations and judicial decisions applicable to Lender to the extent necessary to perform its obligations under this Agreement.

                    (f) Lender has completed, obtained and performed all registrations, filings, approvals, authorizations, consents or examinations required by any governmental authority in order for Lender to enter into this Agreement. Lender will, when required, comply with all material regulations, filings, approvals, authorizations, consents or examinations required by the United States Securities and Exchange Commission, United States Department of Labor or any other regulatory authority. No consent, approval, authorization or order of, or registration or filing with or notice to any court or governmental agency or body is required for the execution, delivery and performance by Lender of, or compliance by Lender with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders, filings, registrations or notices, if any, that have been obtained or made.

                    (g) It is, and at all times will remain, in compliance with all Federal Regulations and Executive Orders administered by the Office of Foreign Assets Control. Lender is not a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).

                    (h) It is, and at all times will remain, in compliance with the USA Patriot Act of 2001, as amended.

                    (i) It has received Part II of Principal’s Form ADV at least forty-eight (48) hours prior to its execution of this Agreement.

ARTICLE 7. AFFIRMATIVE COVENANTS OF PRINCIPAL.

          7.01. Confidentiality.

                    (a) Except as may be agreed to by Principal and Lender, as appropriate, or required by applicable law, governmental regulations applicable to any such person, industry regulatory authority (including, without limitation, the National Association of Insurance Commissioners and the United States Securities and Exchange Commission), or judicial or administrative process, Principal agrees to treat all non-public information with respect to all Investments and with respect to Lender as strictly confidential. Such information shall include all data, reports, interpretations, forecasts and records containing financial information or information concerning the Investments, Lender and its affiliates, together with analysis, compilations and other documents, which contain such information. Notwithstanding the foregoing, Principal and its affiliates shall have the right to publicize only to prospective clients its business relationship with Lender (but not any information regarding any of the Investments) in “client lists,” but Principal shall have no right to make public announcements regarding its business relationship with Lender or regarding any Investment. Except as expressly allowed by this Section 7.01 or except as relates to the normal course of obtaining new Investments for Lender, disclosures relating to such publicity shall be subject (i) to the prior review by Lender of any materials, documents or other communications proposed to be published, and (ii) the written approval of Lender in its sole discretion.

                    (b) In addition, subject to applicable law, Lender agrees to treat all non-public information concerning Principal and its affiliates as strictly confidential.

                    (c) The parties’ duty of confidentiality under this Section 7.01 shall extend to all data, reports, interpretations, forecasts and records containing financial information or information concerning the other party’s and its affiliates’ processes or procedures, together with analysis, compilations and other documents, which contain such information. Each party shall provide that such information will not be copied, otherwise reproduced, transferred or displayed to any person by either written or verbal communication without the disclosing party’s prior written consent, provided that such information may be made available by a party to its counsel, accountants, auditors, advisory and audit committees and affiliates to the extent they need to know the same, or as otherwise may be required (or, upon the good faith advice of counsel, determined by such party to be required) by foreign law or the laws of the United States or any other governmental authority. The duty of confidentiality described herein shall not extend to information, which (i) was publicly known prior to delivery of such documents and information, or thereafter becomes publicly known through no fault or action of a the recipient, or its employees, agents, or representatives; (ii) is developed independently of, and without use of, the documents and information provided by the disclosing party; or (iii) is rightfully obtained from third parties authorized to make such disclosure without restrictions and without the recipient’s knowledge that such documents or information constitute confidential information. Each party’s confidential information shall be and remain the sole property of the disclosing party. All confidential information in electronic form shall be erased or destroyed promptly upon written request by the disclosing party. Each party agrees reasonably to cooperate in seeking reasonable protective arrangements requested by the disclosing party, and promptly to notify the disclosing party if the recipient receives any subpoena or other legal process seeking disclosure of the disclosing party’s confidential information.

          (d) Each party understands and acknowledges that each party’s confidential information is unique and valuable and that a breach by the recipient of its obligations set forth herein may result in irreparable injury to the disclosing party, for which monetary damages alone would not be an adequate remedy. Therefore, each party agrees that in the event of a breach of this Section 7.01, the disclosing party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

          7.02. Insurance. Principal shall cause insurance to be maintained with the coverages and in the amounts set forth on Exhibit E attached hereto and made a part hereof. All insurance carriers shall possess a Standard & Poor’s Financial Rating of A-, or comparable, or higher. To the extent Principal has knowledge of a cancellation of the coverage provided by such policies, Principal shall give prompt notice to Lender of such cancellation. A certificate of insurance certifying that such policy which provides the coverage required by Lender has been issued, shall be delivered to Lender concurrently with the execution hereof, each anniversary thereafter, and at any other time upon the request of Lender. The cost of the above insurance coverage shall be the responsibility of Principal and shall not be reimbursable. In lieu of the coverage required by this Section 7.02, Principal may self-insure with respect to the liabilities described during any period in which Lender has approved such self-insurance in writing.

          7.03. Additional Covenants. Principal shall promptly, and in any case within ten (10) business days, notify Lender in writing if Principal becomes aware:

                    (a) That any representation or warranty made by Principal as to itself or any affiliate in Article 6 was untrue in any material respect as of the date on which made or deemed made;

                    (b) Of any material change in Principal’s or any affiliate’s business organization which change might reasonably be expected to have an effect on Principal’s or such affiliate’s performance under this Agreement;

                    (c) Of any investigation, examination or other proceeding involving Principal or any affiliate performing services pursuant to this Agreement commenced by any regulatory agency which is not conducted in the ordinary course of business; and

                    (d) Of any of the following changes in Principal’s financial condition:

                    (i) If Principal shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of Principal or if all or substantially all of its property by reason of the foregoing or approving any petition filed against Principal for its reorganization and such adjudication order or petition has not been stayed or discharged pending appeal within sixty (60) days of its entry;

                    (ii) If Principal shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due;

                    (iii) Except as otherwise provided in Section 6.01 hereof, if any governmental authority, court or self-regulatory authority shall withdraw, suspend or revoke or declare invalid any license, charter, authorization or registration required or necessary for the conduct by Principal of any material portion of its business and such action has not been stayed or discharged pending appeal within sixty (60) days of its entry; or

(iv) If any event or circumstance shall occur which materially impairs the financial condition of Principal or the ability of Principal to perform its obligations hereunder.

          7.04. Third Party Litigation.

                    (a) Principal shall cooperate in any litigation brought by third parties against Lender, or by Lender against any third party (other than Principal or its affiliates or any Principal Indemnified Party), involving or related to Principal’s duties or any acts of Principal pursuant to this Agreement, Lender’s duties or any acts of Lender pursuant to this Agreement, or concerning any Investment, which cooperation shall include but not be limited to, providing documents and information, testifying in depositions or court proceedings, and seeking insurance coverage for such litigation and/or the claims involved in such litigation, including coverage for litigation costs and attorneys’ fees. Except to the extent such matter is the subject of a claim by Lender for indemnification under Article 9, Lender shall reimburse Principal for all out-of-pocket costs of Principal reasonably incurred by Principal or any Principal Indemnified Party in complying with this Section 7.04(a).

                    (b) Lender shall cooperate in any litigation brought by third parties against Principal, or by Principal against any third party (other than Lender or its affiliates or any Lender Indemnified Party), involving or related to Principal’s duties or any acts of Principal pursuant to this Agreement, Lender’s duties or any acts of Lender pursuant to this Agreement, or concerning any Investment, which cooperation shall include but not be limited to, providing documents and information, testifying in depositions or court proceedings, and seeking insurance coverage for such litigation and/or claims involved in such litigation, including coverage for litigation costs and attorney’s fees. Principal shall reimburse Lender for all out-of-pocket costs of Lender reasonably incurred by Lender or any Lender Indemnified Party in complying with this Section 7.04(b).

ARTICLE 8. NEGATIVE COVENANTS OF PRINCIPAL.

          8.01. No Affiliate Benefits. Without the prior written consent of Lender, neither Principal nor its affiliates shall directly receive any economic benefit from any Investment originated pursuant to this Agreement other than as contemplated by this Agreement. Notwithstanding this or any other provision of this Agreement, neither Principal nor its affiliates shall be precluded from engaging with Lender or its affiliates in other transactions or receiving compensation, fees or reimbursements pursuant to separate contracts for other services or transactions with Lender or its affiliates as may be agreed to by Lender or its affiliates. Further, nothing in this Agreement shall prevent Principal or any of its affiliates from (i) providing similar services to and on behalf of its own account(s) or to any third party; (ii) owning or investing in any property or any investment that is similar to Investments desired by Lender; or (iii) making investments with borrowers for its own account as well as for third parties which borrowers are the same or related to the borrowers on Investments desired by Lender. Further, Principal and any affiliate may service any such investment under a servicing agreement with such other party. Notwithstanding any provision hereof to the contrary, Principal agrees to fully disclose to Lender the interest of Principal or any affiliate of Principal in any Investment presented to Lender for consideration. As used herein, an “affiliate” of a party shall mean any individual or entity (including without limitation any corporation, limited liability company, partnership or joint venture) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party.

          8.02. No Conflict of Interest.

                    (a) Principal’s engagement under this Agreement and the services provided by any affiliate of Principal pursuant to this Agreement are not exclusive. Further, this engagement confers no exclusive rights in Principal, and Lender may enter into similar agreements with other parties. Lender acknowledges and understands that Principal and its affiliates engage in investments similar to that contemplated by Article 3 and originate and service investments for its own accounts. In addition, Lender acknowledges that Principal and its affiliates maintain with other persons relationships similar to that contemplated by this Agreement. These facts may create conflicts of interest concerning the allocation of Investment opportunities associated with Article 3. Principal will act in good faith in a fair and reasonable manner in allocating opportunities involving Investments made pursuant to Article 3 of this Agreement among Lender and other accounts managed by Principal and its affiliates. A description of the protocol to be used by Principal in allocating Investments by and among Lender and others is set forth in Exhibit F. Upon Request of Lender, such request to be made no more than once per calendar quarter, Principal shall provide to Lender a summary of the allocations for the preceding calendar quarter; provided, however, Principal shall not be required to disclose any identifying or other information about any such opportunities as to which Principal reasonably believes it is bound by confidentiality restrictions.

                    (b) In furtherance of this Agreement, Lender hereby agrees that no provision of this Agreement shall (i) prohibit or limit the right of Principal or any of its affiliates to (A) arrange and own any Investment for its own account(s) or for sale to a third party without an obligation to sell or assign such Investment to Lender, and (B) enter into similar agreements with any other party, or (ii) be construed to require Principal or any of its affiliates to (A) grant to Lender any right of first opportunity or first refusal with respect to any Investment, or (B) originate on behalf of Lender any Investment. No conflict of interest shall be deemed to exist by reason of any of the actions or omissions to act of Principal or any of its affiliates contemplated by this Article 8.

                    (c) Notwithstanding anything to the contrary herein, with respect to any Investment held by Lender or any proposed Investment under consideration by Lender, neither Principal nor any affiliate of Principal shall co-invest with Lender in such Investment or proposed Investment without the prior written consent of Lender, given or withheld in its sole discretion. Principal agrees that, notwithstanding any provision of this Agreement that permits commingling of funds, neither Principal nor any of its affiliates or delegees shall commingle the funds of Lender with the funds of any separate account managed by Principal or any of its affiliates on behalf Lender.

ARTICLE 9. INDEMNIFICATION.

          9.01. General.

          (a) Principal shall indemnify, defend and hold harmless Lender and its affiliates, and all partners, members, shareholders, directors, officers, agents, advisors and employees of Lender and its affiliates (each a “Lender Indemnified Party”) from and against, and be responsible for, any and all claims, losses, costs, expenses, liabilities, damages or deficiencies, including interest, penalties and attorney’s fees, arising out of or due to (i) a breach of any representation or warranty, covenant or agreement of Principal contained in this Agreement including Principal’s or any of its affiliate’s failure to comply with the Standard of Care, (ii) acts or omissions constituting bad faith, willful misfeasance, negligence or reckless disregard of duties in connection with the performance by each Principal Indemnified Party of its obligations under this Agreement, or (iii) actions taken by any Principal Indemnified Party outside the scope of this Agreement or performed with the approval of any Principal Indemnified Party by persons not authorized to act under this Agreement. Neither Principal nor any affiliate shall have any responsibility whatsoever and shall incur no liability to the extent arising out of (a) the selection of Investment Criteria, (b) any act or omission made pursuant to the approval or permitted instructions of Lender but only to the extent such act or omission was directly authorized by such approval or permitted instructions, and provided further that this clause (b) does not relieve Principal of its duty to provide to Lender information otherwise required by this Agreement, (c)

investment losses incurred by Lender due to investment decisions made in accordance with this Agreement, (d) any act or omission of Lender (other than those acts and omissions made by Lender in reliance upon or based on the advice or representations of Principal or any of its affiliates under this Agreement), or (e) any act or omission of any third-party contractor, other than delegees of Principal’s duties under this Agreement and other than Principal’s affiliates and their respective employees, retained by Principal to provide services to Lender, provided that such contractor has been selected and overseen by Principal or any affiliate in accordance with the Standard of Care.

          (b) Except for matters for which Principal provides indemnification under subsection (a) above, Lender shall indemnify, defend and hold harmless Principal, its affiliates, members, partners, directors, shareholders, officers, agents and employees (each a “Principal Indemnified Party”) from and against, and be responsible for any and all claims, losses, costs, expenses, liabilities, damages or deficiencies arising from or due to (i) a breach of any representation, warranty, covenant or agreement of Lender contained in this Agreement or (ii) acts or omissions constituting bad faith, willful misfeasance, or negligence in connection with the performance by each Lender Indemnified Party of its obligations under this Agreement, or (iii) actions taken by a Lender Indemnified Party outside of the scope of this Agreement or performed with the approval of any Lender Indemnified Party by persons not authorized to act under this Agreement.

          (c) The provisions of this Article 9 shall survive the termination of this Agreement.

ARTICLE 10. TERM AND TERMINATION.

          10.01. Term. The term of this Agreement shall commence as of the date hereof and shall be terminable (i) by Lender at any time with or without cause upon thirty (30) days prior written notice to Principal, and (ii) by Principal with or without cause upon one-hundred eighty (180) days prior written notice to Lender, provided, however, Principal shall continue to service the Investments in accordance with this Agreement under the Servicing SLA until such time as a successor servicer is appointed by Lender and Lender shall continue to pay all applicable servicing fees to Principal.

          10.02. Principal’s Obligations Upon Termination. Upon receipt or transmittal by it of such a termination notice, Principal shall not thereafter exercise any of its powers under this Agreement to enter into any contract with respect to any Investment (except as may be required by applicable law) without Lender’s written consent. Following termination, Principal shall furnish to Lender, within a reasonable timeframe, a final report on its activities and the status of the Investments. From and after the effective date of termination of this Agreement, neither Principal nor any affiliate shall be entitled to compensation for further services hereunder except as to servicing under the Servicing SLA until such time as a successor servicer is appointed by Lender. Principal shall forthwith upon such termination, but in no event later than fifteen (15) business days following such termination:

                    (a) Remit to Lender any funds collected and held for Lender’s account pursuant to this Agreement or the SLAs together with a full accounting, including a statement showing all funds collected and of all funds held by Principal or any of its affiliates during the period following the date of the last accounting report furnished to Lender pursuant to this Agreement;

                    (b) Deliver to Lender or its designee all loan files including, without limitation, all property and Loan Documents then in Principal’s or any of its affiliates’ custody, together with all information in Principal’s possession or control regarding the Investments, including the servicing of same, in form readily accessible by Lender using software that is not proprietary to Principal or its affiliates and that does not require the payment to Principal or its affiliates of license fees or royalties to access same (Principal acknowledging that all such Loan Documents and records are the property of Lender).

          10.03. Further Assurances on Termination. From and after the effective date of the termination of this Agreement and during the six-month period thereafter (such period, the “Transition Period”), Principal and any of its affiliates providing services pursuant to this Agreement shall cooperate fully with Lender in order to effect an orderly transition of investment management responsibilities. The foregoing shall include, without limitation, attending such post-termination meetings and additional consultations during the Transition Period as shall be reasonably requested by Lender. Lender shall pay Principal or Principal’s applicable affiliates a reasonable per diem rate for the provisions of such services during the Transition Period if Principal is not otherwise entitled to the Servicing Fees and shall reimburse Principal and its applicable affiliates for their reasonable expenses incurred in providing such services during the Transition Period, as shall be mutually agreed upon by Principal and Lender in good faith. The obligations imposed by this Article 10 shall survive termination of this Agreement.

          10.04. Survival of Rights. Upon any termination of this Agreement, the rights and obligations of the parties hereto shall cease as of the date specified in the notice of termination, with the exception of any rights or obligations which are specifically referenced herein as surviving termination of this Agreement, and except that (i) Lender shall perform any outstanding funding obligations under executed commitment letters with a borrower for Investments that are committed to close if Principal complies or causes compliance with the terms and conditions of all applicable commitments and this Agreement, and (ii) Lender shall promptly remit to Principal any fees or reimbursements then due and owing.

          10.05. No Termination Resulting from Liquidation. Unless Lender has given a notice of termination pursuant to Section 10.01, no exercise by Lender of its right under Section 11.08 to transfer, assign or otherwise dispose of any Investment(s) shall terminate this Agreement as to any such Investment but shall not operate as a termination of this entire Agreement.

          10.06. Termination Fee. In the event Lender terminates servicing by Principal on certain individual Investments or individual pools of Investments, such termination shall not cause a triggering of the termination fee described herein. If Lender terminates this Agreement in total without cause within four (4) years from the date of this Agreement, Lender shall pay to Principal on the termination date a termination fee equal to the then present value of all scheduled future servicing fees related to the Investments calculated using the monthly equivalent of a seven percent (7%) annual discount rate.

ARTICLE 11. MISCELLANEOUS.

          11.01. Notices. Any notice or other communication required, or which may be given hereunder, shall be in writing and shall be delivered personally or telecopied by telefacsimile transmission or delivered via electronic mail, subject to confirmation by telephone by an authorized representative of the recipient (and provided a duplicate copy is sent by certified mail) or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or transmitted by telefacsimile or delivered by electronic mail, or if mailed, five (5) days after the date of mailing to the following addresses:

Principal:	Principal Real Estate Investors, LLC
801 Grand Avenue
Des Moines, Iowa 50392-2010
	Fax:	(515) 235-9700
	E-mail:	smith.scott.r@principal.com
	Attn:	Scott R. Smith

with a copy to:	Principal Real Estate Investors, LLC
801 Grand Avenue
Des Moines, Iowa 50392-2010
	Fax:	(866) 496-6527
	E-mail:	traynor.steven@principal.com
	Attn:	Steven Traynor

Lender:	CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
	Attn:	Kevin J. Riordan
	Fax:	212-696-7809
	Email:	kriordan@fidacadvisors.com

with a copy to:	Fixed Income Discount Advisory Company
1211 Avenue of the Americas, Suite 2902
New York, NY 10036
	Fax:	212 696-9809
	Email:	nsingh@annaly.com
	Attn:	R. Nicholas Singh, Esq.

                    Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address to which all such notices or demands thereafter are to be addressed.

                    In order to avoid delay in the provision of the services to be rendered pursuant to this Agreement, Principal and Lender shall each designate at least one (1) but not more than two (2) specific representative(s) for purposes of communications between the parties hereto, other than communications for which notice is given above. Such representative(s) may be changed upon written notice to the other party.

          11.02. Entire Agreement. In addition to the terms hereof, this Agreement consists of (a) the Exhibits, Schedules and Attachments attached hereto, and (b) any other documents expressly incorporated herein by reference. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

          11.03. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by Lender and Principal, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          11.04. Cumulative Remedies. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

          11.05. Binding Effect. Subject to Section 11.07, this Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and be binding upon the successors, assigns and legal representatives of the respective parties hereto.

          11.06. Further Assurances. Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

          11.07. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned (as the term “assignment” is defined by the Investment Advisers Act of 1940 and rules promulgated thereunder), contracted for or otherwise delegated by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, Lender may assign its rights and obligations under this Agreement without Principal’s consent to a wholly-owned affiliate.

          11.08. Assignment or Disposition of Investments By Lender. Lender reserves the right to sell, transfer, assign or otherwise dispose of any or all of the Investment(s) without the consent of Principal, and if Lender does so, it shall give notice to Principal of such sale, transfer, assignment or other disposition (for purposes of this Section 11.08, the “Disposition” to an “Assignee”). Such notice shall include the name and address of the Assignee. Until Principal receives such written notice, Principal shall be entitled to treat Lender as the owner of such Investment. Upon any such Disposition, each of Principal and Lender shall have the right to terminate this Agreement with respect to such Investment.

          11.09. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.10. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

          11.11. Attorney’s Fees. In the event of any litigation, arbitration or mediation between the parties hereto, the non-prevailing party shall, following a final non-appealable or non-appealed judgment, pay the expenses, including reasonable attorneys’ fees and court costs, of the prevailing party in connection therewith.

          11.12. Compliance with Applicable Law. The parties hereto shall carry out their respective duties and responsibilities hereunder in accordance with, and be limited in the exercise of their respective rights by, the provisions of all applicable law.

          11.13. Governing Law, Dispute Resolution. This Agreement shall be administered, construed and enforced according to the laws of the State of New York (without regard to any conflicts of law provisions) to the extent such laws have not been preempted by applicable federal law, and each party hereby consents to venue in any state court or federal court (to the extent permitted by the laws of the State of New York) of competent jurisdiction in the State of New York. The parties hereby waive any claim or defense that such forum is not convenient or proper. Each party agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by law. Each party agrees that in the event it has at any time any dispute regarding this Agreement or any right, duty, or obligation granted or arising under this Agreement, it will try in good faith to resolve all such disputes through negotiation. Nothing contained herein shall be deemed to prevent a party from obtaining judicial relief to prevent irreparable harm.

          11.14. Severability. Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

          11.15. Time of Essence. Time is of the essence of this Agreement.

          11.16. No Agency. Principal and Lender agree that for all purposes, except as expressly set forth herein, in the performance of this Agreement, Principal and its affiliates, agents, representatives and employees shall be deemed to be acting independently and not as an officer, employee or agent of Lender.

          11.17. Waiver of Jury Trial. LENDER AND PRINCIPAL ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE

OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

          11.18. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge any obligation of any third person to any party hereto or give any third person any right of subrogation or action over against any party to this Agreement.

          11.19. No Legal Representation or Advice. Lender acknowledges and agrees that no employee of Principal or any of its affiliates shall furnish, be required to furnish, or be deemed to be furnishing, tax, accounting or legal advice or representation to Lender, or to any director, officer, agent, affiliate or employee of Lender with respect to services provided hereunder or under any of the SLAs. No attorney-client relationship shall exist between any such persons as a result of this Agreement or of conduct associated with this Agreement. Lender shall seek such legal advice and assistance as it deems appropriate from counsel not affiliated with Principal. Nothing in this Section 11.19, however, shall reduce in any way Principal’s responsibility for the performance (consistent with the Standard of Care) of all of the obligations imposed upon it by this Agreement.

          11.20. Waiver of Immunity. Both parties hereby confirm that the making and performance of this Agreement constitutes private and commercial acts that are not subject to governmental immunity in connection with the enforcement of any contractual claims, and that no claim of sovereign immunity shall modify the obligations hereunder or release either party from any of that party’s obligations under this Agreement or any agreement related hereto, nor shall it reduce or modify the rights of either party to enforce such obligations at law or in equity or to recover for breach of this Agreement.

          11.21. Securitization Services. Services necessary to the pooling, processing, and securitization of pools of mortgage loans have not been negotiated and are not part of the scope of services contemplated in this Agreement. Any such services that may be required in the future will require the negotiation and completion of an additional scope of services agreement and will be separately priced from the services currently covered under this Agreement.

[Remainder of page intentionally left blank; signatures appear on following pages]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LENDER:

CREXUS INVESTMENT CORP., a Maryland Corporation

By:	/s/ Kevin Riordan

Name:	Kevin Riordan

Its:	President

PRINCIPAL:

PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company

By:	/s/ Steven P. Traynor

Name:	Steven P. Traynor

Its:	Counsel

By:	/s/ Scott R. Smith

Name:	Scott R. Smith

Its:	Portfolio Manager

EXHIBIT B

INVESTMENT CRITERIA

OVERALL PROGRAM CRITERIA

Total Program Size:	$500 million
Minimum Investment Size:	$5 million
Maximum Investment Size:	$20 million
Lender Target Return:	7-9%
Investment Period	Beginning from date of IPO
Eligible Markets:	Most primary and secondary markets
Diversification:	TBD
Eligible Property Types:	Office, industrial, multifamily and retail
Asset Quality:	B+ and better
Sponsorship:	Satisfactory credit history, current financial condition, investment/management experience (No TICs)
Sponsor Carve-out Guarantees:	Sponsor willing to sign for normal carveouts
Transfers:	As approved by Lender
Prepayment:	Minimum of two years or two years from securitization
Additional Financing Allowed:	TBD
Future Fundings:	Yes
Environmental:	No material environmental risks
Stabilized Property Definition:	(i) Better than 85% leased/occupied and (ii) no more than 15% rollover annually in first two years.
Transitional Property Definition:	TBD

ELIGIBLE MARKETS - [TBD]

See overall program criteria

WHOLE LOAN CRITERIA

Percent of Total Program Allocated:	Variable
Whole Loan Definition:	TBD
Stabilized Property Definition:	Same as overall criteria
Maximum LTV:	70%
Loan-to-Replacement Cost:	TBD
Minimum DSCR:	1.25x
Minimum Term	3 years
Maximum Term	10 years
Minimum Projected Net IRR:	TBD

SUB DEBT CRITERIA

Percent of Total Program Allocated:	TBD
Core Subordinate Debt Definition:	TBD
Maximum LTV:	TBD
Minimum DSCR:	TBD
Minimum Term:	TBD
Maximum Term:	TBD
Minimum Projected Net IRR:	TBD

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EXHIBIT D

INVESTMENT REPRESENTATIONS AND WARRANTIES

FOR PURPOSES OF THIS EXHIBIT, THE PHRASE “PRINCIPAL’S KNOWLEDGE” AND OTHER WORDS AND PHRASES OF LIKE IMPORT SHALL MEAN, EXCEPT WHERE OTHERWISE EXPRESSLY SET FORTH BELOW, THE ACTUAL STATE OF KNOWLEDGE OF PRINCIPAL REGARDING THE MATTERS REFERRED TO HEREIN.

UNLESS OTHERWISE SPECIFIED IN THE EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES ATTACHED HERETO, PRINCIPAL HEREBY REPRESENTS AND WARRANTS THAT, AS OF THE DATE SPECIFIED BELOW OR, IF NO SUCH DATE IS SPECIFIED, AS OF THE DATE AN INVESTMENT IS CLOSED AND FUNDED (THE “CLOSING DATE”):

          1. Ownership of Investments. Immediately prior to the transfer to Lender of each Investment, Principal Life Insurance Company had good title to, and was the sole owner of, each Investment, and has validly and effectively conveyed (or caused to be conveyed) to Lender or its designee all of Principal Life Insurance Company’s legal and beneficial interest in and to the Investments free and clear of any and all pledges, liens, commissions, charges and security interests.

          2. Payment Record. No scheduled payment of principal and interest under any Investment was 30 days or more past due as of origination of the Investment, without giving effect to any applicable grace period. There has been and there exists no material default, breach, violation or event of acceleration (a “Default”) under any note evidencing an Investment (the “Mortgage Note”), the related Mortgage and/or the other loan documents executed and delivered in connection therewith (collectively, the “Loan Documents”), and no event or condition has occurred which, with the passage of time or giving of notice, or both, would constitute a Default as of the Closing Date. Borrower is not entitled to any refund of any amounts paid or due under the Mortgage Note or other Loan Documents as of the Closing Date.

          3. Taxes and Assessments. As of the Closing Date, all taxes and governmental assessments which previously became due and owing with respect to each Property have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.

          4. Accuracy of Information. The specific data originated by Principal as to any particular Investment was true, complete and accurate in all material respects as of the Closing Date; and all information in the Investment File with respect to a specific Investment has been made available to Lender.

          5. Due Diligence and Underwriting Requirements. The specific due diligence and underwriting requirements established by this Agreement were applied consistent with the Standard of Care or, after written notice to Lender were waived by Lender in writing.

          6. Lien; Valid Assignment. Based on the related lender’s title insurance policy (or, if not yet issued, a pro forma title policy or a “marked-up” commitment), the Mortgage related to and delivered in connection with each Investment constitutes a valid and, subject to the Permitted Encumbrances, enforceable first priority lien upon the related Property prior to all other liens and encumbrances, except for (a) the lien for current real estate taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and/or are referred to in the related lender’s title insurance policy, (c) exceptions and exclusions specifically referred to in such lender’s title insurance policy, (d) other matters to which like properties are commonly subject, none of which matters referred to in clauses (b), (c) or (d), individually or in the aggregate, materially interferes with the security intended to be provided by such Mortgage, and (e) if such Investment is cross-collateralized with any other Investment, the lien of the Mortgage for such other Investment (the foregoing items (a) through (e), the “Permitted Encumbrances”). The related assignment of such Mortgage executed and delivered in favor of Lender is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage.

          7. Assignment of Leases and Rents. The Mortgage includes an assignment of leases that establishes and creates a valid and, subject to the Permitted Encumbrances, enforceable first priority lien and first priority security interest in the related borrower’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the Mortgage.

          8. Condition of Property; Condemnation. Each Property is, to Principal’s knowledge based on review of third party reports, free and clear of any material damage (or adequate reserves therefore have been established) that would materially and adversely affect its value as security for the related investment. Principal has received no notice of the commencement of any proceeding for the condemnation of all or any material portion of any Property. To Principal’s knowledge (based on surveys and/or title insurance obtained in connection with the origination of the Investments), as of the date of the origination of each Investment, all of the material improvements on the related Property that were considered in determining the appraised value of the Property lay wholly within the boundaries and building restriction lines of such Property, except for encroachments that are insured against by the lender’s title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Property, and no improvements on adjoining properties materially encroached upon such Property so as to materially and adversely affect the value or marketability of such Property, except those encroachments that are insured against by the lender’s title policy referred to herein.

          9. Title Insurance. Each Property is covered by an American Land Title Association (or an equivalent form of) lender’s title insurance policy or a marked-up title insurance commitment (on which the required premium has been paid) which evidences such title insurance policy (the “Title Policy”), issued by a nationally recognized title insurance company, in the original principal amount of the related Investment after all advances of principal. Each Title Policy insures that the related Mortgage is a valid first priority lien on such Property, subject only to Permitted Encumbrances. Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect. Immediately following the transfer and assignment of the related Mortgage Loan to Lender, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Lender without the consent of or notice to the insurer. To Principal’s knowledge as of the Closing Date, the insurer issuing such Title Policy is qualified to do business in the jurisdiction in which the related Property is located.

          10. Property Insurance. Each Property is insured by (a)(i) customary special form property insurance covering fire and extended perils including lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, in an amount not less than the lesser of the principal balance of the related Mortgage and the replacement cost of the Property; (ii) insurance against other risks customarily insured for, without limitation, acts of terrorism if, in the exercise of its reasonable judgment, Principal believes such coverages are commercially reasonable in terms of availability, premium, coverage and deductible; (b) to the extent leases of the Property contain provisions allowing for rental abatement as a result of casualty damage to the Property, business interruption or rental loss insurance, in an amount at least equal to six (6) months of operations of the Property; (c) flood insurance (if any portions of buildings or other structures on the Property are located in an area identified by the Federal Emergency Management Agency as having special flood hazards and the Federal Emergency Management Agency requires flood insurance to be maintained); (d) a commercial general liability insurance not less than $1 million per occurrence. As evidenced by the certificate of insurance received at closing of the Investment, such insurance shall contain a standard mortgagee clause that names the mortgagee as an additional insured in the case of liability insurance policies and as a loss payee in the case of property insurance policies and requires prior notice to the holder of the Mortgage of termination or cancellation. No such notice has been received, including any notice of nonpayment of premiums, that has not been cured. Prior to each Closing Date, Principal shall have received insurance certificates from acceptable insurance companies evidencing such insurance is in full force and effect. Each Mortgage or Loan Agreement obligates the related borrower to maintain all such insurance.

          11. Mortgage Status; Waivers and Modifications. As of the Closing Date, no Mortgage, Mortgage Note or other Loan Document has been satisfied, cancelled, rescinded or subordinated in whole or in part, and the related Property has not been released from the lien of such Mortgage, in whole or in part, nor has any borrower been released from its obligations under its Loan Documents, in whole or in any part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release, in any manner that, in each case, materially adversely affects the value of the related Investment. As of the Closing Date, none of the terms of any Mortgage Note, Mortgage, Assignment of Leases or other Loan Documents has been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Investment File.

          12. No Holdbacks. The proceeds of each Investment have been fully disbursed (except in those cases where the full amount of the Investment has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Property), and there is no obligation for future advances with respect thereto.

          13. Mortgage Provisions. The Mortgage Note, Mortgage and the other Loan Documents for each Investment, together with applicable state law, contain customary and enforceable provisions (subject to the Permitted Encumbrances) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Property of the principal benefits of the security intended to be provided thereby.

          14. Trustee under Deed of Trust. If any Mortgage is a deed of trust, (a) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (b) no fees or expenses are payable to such trustee by Principal, Lender or any transferee thereof except in connection with a trustee’s sale after default by the related borrower or in connection with any full or partial release of the related Property or related security for the related Investment.

          15. Loan Document Status. As of the Closing Date, each Mortgage Note, Mortgage and other agreement that evidences or secures such Mortgage Loan was executed by or on behalf of the related Mortgagor and any guarantor and is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and to Principal’s knowledge there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor and any guarantor with respect to such Mortgage Note, Mortgage or other agreement as of the Closing Date.

          16. Compliance with Usury Laws. Based on Principal’s receipt of either a usury endorsement to the related Title Policy or an attorney’s opinion letter received in connection with the closing of the Investment, each Mortgage, as of the date of origination complied with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

          17. Compliance with Laws and Regulations. Based on due diligence considered reasonable by prudent commercial mortgage lenders in the lending area where the Property is located, the improvements located on or forming a part of each Property comply with all applicable zoning laws and ordinances, or constitute a legal non-conforming use or if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Property, such value as determined by the appraisal performed at origination of the Investment.

          18. Cross Collateralization or Cross-Default with other Investments. The Investment is not cross-collateralized or cross-defaulted with any other loan unless such other loan also is owned by Lender.

          19. Whole Commercial Loan. Each Investment is a whole loan and not a participation or partial interest in a loan.

          20. No Equity Participation or Contingent Interest. As of the Closing Date, no Mortgage contains any equity participation by the Lender or provides for negative amortization or for any contingent or additional interest in the form of participation in the cash flow of the related Property. Principal does not hold a direct equity interest in any Property underlying any Investment, except ownership via an investment in a publically-traded company (for example, money invested in a publically-traded REIT).

          21. Escrow Deposits. Any escrow deposits and payments relating to each Investment that are, as of the date of origination of the Investment, required to be deposited or paid have been so deposited or paid.

          22. LTV Ratio. The gross proceeds of each Mortgage Note to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Note and was less than eighty-percent (80%) of the value of the Property based on the appraisal for the Property prepared at time of origination of the Investment.

          23. Environmental Matters. An environmental site assessment, or an update of a previous such report, in each case meeting the requirements set forth in the Underwriting SLA, was performed with respect to each Property in connection with the origination of the related Mortgage Loan, a report of each such assessment (or the most recent assessment with respect to each Property) (an “Environmental Report”) has been delivered to Lender, and Principal has no knowledge of any material and adverse environmental condition or circumstance affecting any Property that was not disclosed in such report. Each Mortgage or another Loan Document in the Investment File requires the related borrower to comply with all applicable federal, state and local environmental laws and regulations and indemnify Lender with respect to liabilities arising out of environmental conditions. Where the Environmental Report disclosed the existence of a material and adverse environmental condition or circumstance affecting any Property, Principal has disclosed all material facts regarding such condition or circumstance to Lender in writing and either (i) a party not related to the borrower was identified in writing by the applicable governmental authorities as the responsible party for such condition or circumstance, (ii) environmental insurance covering such condition was obtained and must be maintained until the condition is remediated, or (iii) the related borrower was required either to provide additional security which may have included the escrow of funds that was deemed to be sufficient by Principal exercising the Standard of Care in light of the circumstances and/or to establish an operations and maintenance plan. To the extent an environmental insurance policy has been obtained with respect to the Mortgage Loan: (a) the environmental insurance policy is in full force and effect, (b) the premiums on the environmental insurance policy have been paid in full or the Loan Documents provide for payment of such premium by the borrower as the same shall become payable, and an escrow has been established therefor, and (c) the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

          24. Due on Sale. Each Mortgage contains a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage if, without prior written consent of the holder of the Mortgage, the property subject to the Mortgage or any portion thereof, or a controlling interest in the related borrower, is transferred, sold or encumbered by a junior mortgage or deed of trust; provided, however, that certain Mortgages provide a mechanism for the assumption of the loan by a third party upon the borrower’s satisfaction of certain conditions precedent, and upon payment of a transfer fee, if any, or transfer of interests in the borrower or constituent entities of the borrower to a third party or parties related to the borrower upon the borrower’s satisfaction of certain conditions precedent.

          25. Litigation. Based on customary due diligence, as of the Closing Date, Principal had no knowledge of any pending actions, suits, proceedings or investigations by or before any court or governmental authority against or affecting the borrower or the Property that, if determined adversely to such borrower or Property, would materially and adversely affect the value of the Property or the ability of the borrower to pay principal, interest or any other amounts due under the Mortgage.

          26. Borrower’s Interest in Property. The borrower’s interest in the Property is a fee simple interest or a leasehold interest. If the related Mortgage encumbers the interest of a borrower as a lessee under a ground lease of the Property: (a) such ground lease or a memorandum thereof has been or will be duly recorded and (or the related estoppel letter or lender protection agreement between the seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; (b) the lessee’s interest in such ground lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than certain permitted encumbrances; (c) the borrower’s interest in such ground lease is assignable to Lender and its successors and assigns upon notice to, but (except in the case where such consent cannot be unreasonably withheld) without the consent of the lessor thereunder (or if it is required it will have been obtained prior to the closing date); (d) such ground lease is in full force and effect and the seller has received no notice that an event of default has occurred thereunder; (e) such ground lease, or an estoppel letter related thereto, requires the lessor under such ground lease to give notice of any material default by the lessee to the holder of the Mortgage and further provides that no notice of termination given under such ground lease is effective against such holder unless a copy has been delivered to such holder; (f) the holder of the Mortgage is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such ground lease) to cure any default under such ground lease, which is curable after the receipt of notice of any such default, before, the lessor thereunder may terminate such ground lease; and (g) such ground lease has an original term (including any extension options set forth therein) which extends not less than 10 years beyond the full amortization term of the related Mortgage Loan.

          27. Borrower Bankruptcy. To Principal’s knowledge, neither Borrower nor any guarantor of the Mortgage is currently a party to any bankruptcy, reorganization, insolvency or comparable proceeding or in any proceeding seeking the appointment of a receiver, conservator, liquidating agent or similar person as of the Closing Date.

          28. Advancement of Funds by Principal. As of the Closing Date, no holder of a Mortgage has advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Property for the payment of any amount required by such Mortgage.

          29. Releases of Mortgaged Property. As of the Closing Date, no Mortgage Note or Mortgage requires the mortgagee to release all or any portion of the related Property that was included in the appraisal for such Property, and/or generates income from the lien of the related Mortgage except upon payment in full of all amounts due under the related Mortgage or in connection with the defeasance provisions of the related Note and Mortgage, unless specifically noted to Lender.

          30. Single Purpose Entity. If required in the Loan Documents for a particular Investment, each borrower’s organizational documents provide that the borrower: (a) is formed or organized solely for the purpose of owning and operating the related Property, (b) may not engage in any business unrelated to the ownership and operation of the Property, (c) does not have any material assets other than those related to its interest in and operation of the Property, (d) may not incur indebtedness other than as permitted by the Mortgage or other Loan Documents, (e) has its own books and records separate and apart from any other person or entity, (f) holds itself out as a legal entity, separate and apart from any other person or entity, and (g) such other separateness covenants as may be contained in the Loan Documents.

          31. Inspections. Principal has inspected or caused to be inspected each Property in connection with the origination of the related Mortgage in accordance with the Standard of Care.

          32. UCC Financing Statements. UCC Financing Statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary at the time of the origination of the Investment to perfect a security interest in all items of personal property reasonably necessary to operate the Property owned by a borrower and located on the related Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Investment or any other personal property leases applicable to such personal property) to the extent perfection may be effected pursuant to applicable law by recording or filing. An assignment of each such UCC Financing Statement relating to the Investment has been completed and filed or will be prepared and filed promptly following the Closing Date in each office in which such Financing Statement was filed.

          33. Public Access. Each Property securing a Mortgage has at the minimum access to a satisfactory easement if not direct access to a public road.

          34. Junior Liens. As of the Closing Date, none of the Mortgages permits the related Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof or the satisfaction of debt service coverage or similar criteria specified therein as specifically noted in the Loan Documents.

          35. Defeasance and Assumption Costs. If the related Mortgage Loan Documents allow for defeasance, the related borrower is responsible for the payment of all costs and expenses of Lender incurred in connection with the defeasance of such Mortgage Loan and the release of the related Mortgaged Property, and the borrower is required to pay all costs and expenses of Lender associated with the approval of an assumption of such Mortgage Loan.

          36. Appraisals. In connection with the origination of each Investment, Principal obtained and delivered to Lender an appraisal of each Property conforming to USPAP and FIRREA requirements and prepared in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute by a Member of the Appraisal Institute licensed in the state in which the Property is located and otherwise meeting the requirements of the Underwriting SLA.

          37. Prepayment Premiums. As of the Closing Date of each such Mortgage, any prepayment premiums and yield maintenance charges payable under the terms of the Mortgage, in respect of voluntary prepayments, constituted customary prepayment premiums and yield maintenance charges for commercial mortgage loans.

          38. Commercial Leases. If a Mortgage is secured by a Property that is leased to non-residential tenants, based on customary due diligence as performed by Principal in accordance with Section 2.01(a) of the Closing SLA, as of the Closing Date, such Property was not subject to any leases other than the leases described in the rent roll contained in the related Investment File (the “Leases”). If further information regarding leases is needed for purposes of securitization, Principal will provide Lender any information Principal has in its possession regarding such leases. Principal will notify Lender if Principal uses a third party to perform the due diligence as to the Leases.

EXHIBIT E

INSURANCE REQUIREMENTS

Type of Insurance Coverage	Policy Limits per Occurrence

Fidelity*	$10,000,000.00
Errors and Omissions*	$10,000,000.00

*In each case covering all officers and employees of Principal and of such affiliates who perform services pursuant to this Agreement. Lender shall be named as “Loss Payee, As Its Interest May Appear” with respect to such fidelity bond.

EXHIBIT F

Principal Real Estate Investors, LLC’s
Allocation Policies and Procedures
for
Private Commercial Real Estate Debt Investments
as of
November 19, 2008

In its normal course of business Principal Real Estate Investors, LLC (“PrinREI”) originates whole private commercial real estate debt investments that include but may not be limited to senior mortgages, construction and construction/perm loans, bridge loans, junior mortgages, mezzanine loans and preferred equity investments. PrinREI advises various clients regarding investment in these products, including both clients that are affiliated with PrinREI and clients that are not affiliated with PrinREI. In some instances conflicts may occur when a particular investment meets the stated investment parameters of more than one client and each of those clients desires the entire investment for itself. This document describes PrinREI’s policies and procedures for allocating such investments among clients.

Allocation Policies

It is PrinREI’s policy to allocate private commercial real estate debt investments it produces as follows:

1)

Fairness & equitability. The allocation process for non-participated investments shall be fair and equitable to all clients to the fullest extent possible. In particular, no client shall receive preferential treatment in the process due to its status as an affiliate or non-affiliate of PrinREI.

2)

Familiarity with client needs & determination of eligibility. Client eligibility for any specific allocation shall be determined by the portfolio manager assigned responsibility for said client’s account and by the investment allocator (a designated member of the portfolio management team), taking into consideration (i) the specific investment criteria established by said client, (ii) the return requirements established most recently by said client, and (iii) whether said client has remaining investment need at least equal to the investment size. Each portfolio manager will serve as an advocate for his or her client(s) in the allocation process, except that the allocator shall serve a client-neutral role specifically regarding his or her duties as allocator.

3)	Rotational queuing system.

	a)	For each instance in which only one PrinREI client is eligible to receive the allocation of a specific investment in its entirety, that client shall be allocated said investment.

b)

For each instance in which multiple PrinREI clients are eligible to receive the allocation of a specific investment in its entirety, said investment shall be allocated to one client based on the status of a rotational queue as described in the attached exhibit.

c)

For each instance in which no PrinREI clients are eligible to receive the allocation of a specific investment in its entirety, PrinREI may allocate said investment in parts to more than one client provided each of those clients expresses a willingness to share in said investment with the other(s). Due to the complexities of such transactions and differing relationships among clients PrinREI may make such allocations without regard to any client’s then-current status in a rotational queue for whole investments.

When a client first enters the rotational queue their entry into the queue will be treated as a “win” against all other clients currently in the queue for purposes of the match-ups described in the exhibit, effectively starting that client at the bottom of queue.

4)	Special cases / exceptions.

a)

Clients who do not provide PrinREI discretion to select specific investments on their behalf may receive allocations outside the rotational queuing system, provided such allocations do not directly impair the ability of PrinREI to fulfill prior investment mandates for clients in the queue.

b)

Investments that represent additional debt for a property in which another PrinREI client has already invested will be offered only to that client unless that client has specifically approved investment by another client.

	c)	Extensions in the term of financing already held by a PrinREI client will be offered first to that client.

	d)	Financing secured by a property owned or controlled by PrinREI and/or its affiliates may be placed with a lender outside the scope of this policy.

	e)	Investments formally referred to PrinREI by a client will be offered first to that client.

5)

Record keeping & access to records. PrinREI shall maintain detailed records regarding the allocation of each new commercial real estate debt investment and the client(s) to which each investment was allocated. At the conclusion of each client’s fiscal year, if a client has requested commercial real estate debt investments from PrinREI during that fiscal year and requests a review of PrinREI’s allocations made to them during that fiscal year, PrinREI shall provide said client a summary of allocations received and lost. Such summary shall include only those investments for which said client was eligible, and shall not include the specific identity of the client(s) that received the actual allocations. However, such summary shall be presented in a way that illustrates how the queue mechanism was implemented for the client.

6)	Notice of changes. PrinREI will provide notice of any material modification to these policies and procedures to any client who has requested that such notices be provided.

7)	Interpretation & implementation. PrinREI retains full authority to interpret and implement these policies and procedures in its sole and absolute discretion.

8)

Limitations. Nothing contained herein shall serve to create a legal claim by any client to any investment generated by PrinREI, nor shall it bind PrinREI from making or entering into any other agreement with any party for any purpose. PrinREI reserves the right to amend these policies and procedures at any time.

Allocation Procedures

1)

Prior to the allocation of each new investment notice shall be provided to all the portfolio managers whose clients have investment management agreements with PrinREI requesting investments of the given product type. Said notice may be provided by electronic mail automatically generated by PrinREI’s investment pipeline application.

2)

Allocation of an investment shall typically occur upon PrinREI’s receipt of a signed application or similar agreement along with any required fees and deposits for a specific transaction. However, allocation may occur sooner (pre-allocation) upon determination by PrinREI that such pre-allocation is necessary or desirable to effect the transaction (such as when loan application language must be differentiated for one client versus another, or when specific pre-approval of an investment by a client is required).

3)

The allocator shall make allocations (or pre-allocations as contemplated above) in accordance with the policies stated above after consulting as needed with the affected portfolio managers. Said allocations shall be entered into PrinREI’s allocation history, impacting the queue for future allocations.

4)	Notice of the allocation shall be delivered to the impacted portfolio manager(s), with the portfolio manager then notifying his or her client of any investment they have been allocated.

5)

The allocator may make corrections to allocations that were completed in error, provided such changes were made in a timely manner and have not yet impacted the allocation of any other investments. Other changes impacting the allocation queue shall not be made, however, including any adjustment based on the failure of a client to accept an allocation meeting its most recent written investment guidelines (in which case the investment may be reallocated) or the failure of an investment to close.

EXHIBIT TO EXHIBIT F

Summary of Queue Logic for Allocation System

1.	The allocator and portfolio managers examine a transaction’s attributes to determine its eligibility for various clients’ lending programs.

2.	In the allocation system the allocator selects all clients for which the transaction meets investment guidelines.

3.	The system awards points to eligible clients as follows:

a.

The number of points to be awarded equals (n-1)!, where n equals the number of clients eligible to be allocated the loan. For example, if three clients are eligible to receive a specific allocation, the number of points to be awarded equals 2 + 1, or 3. If four clients are eligible to receive the allocation, the number of points to be awarded equals 3 + 2 + 1, or 6. If five clients are eligible to receive the allocation, the number of points to be awarded equals 4 + 3 + 2 + 1, or 10.

b.

Each point is awarded to a client based on the most recent prior allocation competition in which one client competed with a second client and either of those clients was awarded the allocation. A point equates to a credit for having lost that past allocation competition. For example, if clients A and B compete today for a new loan allocation, and during their most recent competition for another loan client A received the allocation instead of client B, then for the new allocation competition client B receives one point.

c.

The system examines each combination of “match-ups” between pairs of eligible clients to determine which client will receive the point for that competition. For example, if clients A, B and C are each eligible to receive a new allocation, the system will award one point based on the last competition between A and B, another point for the last competition between B and C, and another point for the last competition between C and A. Only competitions in which one of the two competing clients won the allocation in question are considered.

4.

The new allocation is awarded to the client that receives the most points. In instances when two or more clients tie for the most points, the loan is awarded to the client among them that received its most recent allocation longest ago.

ATTACHMENT 1

UNDERWRITING SERVICE LEVEL AGREEMENT

ARTICLE 1. BACKGROUND.

          1.01. Objective. Lender and Principal have entered into an Mortgage Origination and Servicing Agreement of even date herewith (“MOSA” or the “Agreement”), pursuant to which Principal has agreed to perform certain services relating to the origination, closing and servicing of commercial loans and Sub Debt loans (collectively referenced herein as “Investment” or “Investments”). This Underwriting SLA provides a detailed description of the services to be provided by Principal relating to the origination and underwriting of Investments to be originated pursuant to the terms of the Agreement. As used herein, the term “origination” shall also include the purchase of Investments from secondary markets. Terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

ARTICLE 2. DUTIES OF PRINCIPAL AS UNDERWRITER.

          2.01. Duties. With respect to each Investment, Principal shall do or shall cause to be done the following:

a.

Assure that each Investment allocated to Lender has been approved by Lender in accordance with the provisions of Article 3 of the Agreement or that appropriate written or e-mail waivers have been received from Lender.

b.	Conduct comprehensive commercially reasonable analysis and due diligence with respect each Investment. Such analysis and due diligence is to include, without limitation, review of:

•

Sponsor/Borrower/Guarantor information – entity type, ownership structure, twenty percent (20%) or more equity holders, experience, reputation, financials, portfolio composition, background and credit profile.

•

Investment Structure – term, pay rate, accrual rate, fees, loan amount, debt and equity capital structure, extensions, maturity, amortization, debt service payment amount, debt service coverage ratios, exit strategies, collateral type (lien or pledge), closing date, prepayment terms, future fundings, transfers, substitution of collateral, releases, additional financings, credit enhancements (e.g. recourse, replacement reserves, or other escrows), etc.

	•	Sources and uses of the Investment proceeds.

	•	Property information – location, address, property type, age, condition, functionality, pertinent history, square footage/acreage/units, etc.

•

Property valuation and replacement cost analysis, discounted cashflow valuations, loan-to-cost, loan-to-value, etc. Principal also shall engage an MAI appraisal on each newly originated Investment from one of Principal’s preferred providers as additional support to Principal’s opinion of value. Such MAI appraisal cost will be borne by the Sponsor/Borrower in connection with the new origination of an Investment.

	•	Property revenue, expenses, management and leasing cost, and capital expenditures as well as debt service coverage ratio(s).

	•	Pertinent tenant information and leases.

	•	The market and submarket in which the Property is located and the Property’s position within the market and submarket.

	•	Overall strengths, risks, and risk mitigants of the Investment.

	•	Competition from other lenders with respect to the Investment, as available.

	•	An environmental report, property condition report and seismic report on the Property.

c.	Prepare written analysis of the Investment for presentation through Principal’s committee approval process and Article 3 of the Agreement.

d.	Provide consultation and analysis as needed during the closing process.

ATTACHMENT 2

CLOSING SERVICE LEVEL AGREEMENT

ARTICLE 1. BACKGROUND.

          1.02. Objective. Lender and Principal have entered into a Mortgage Origination and Servicing Agreement of even date herewith (“MOSA” or the “Agreement”), pursuant to which Principal has agreed to perform certain services relating to the origination, closing and servicing of commercial loans and Sub Debt loans (collectively referenced herein as an “Investment” or “Investments”). This Closing SLA provides a detailed description of the services to be provided by Principal relating to the closing of the Investments to be closed pursuant to the terms of the Agreement. As used herein, the term “origination” shall also include the purchase of Investments from secondary markets. Terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

ARTICLE 2. LOAN CLOSING.

          2.01. Loan Closing Procedure. The following procedures shall apply in connection with the closing of Investments:

          (a) Loan Closing. Principal shall proceed with the customary documentation and commercially reasonable due diligence necessary for the closing of each Investment. The due diligence process will include, but shall not limited to, obtaining third party reports as are customary for the given property type and location which will include, without limitation, engineering studies, Phase I Environmental Reports, appraisals and background and credit checks. Principal shall conduct all due diligence including lease review and analysis and complete all loan documentation consistent with the Standard of Care. Principal shall notify Lender in writing (“writing” to include e-mails unless otherwise noted) in the event that the information obtained and reviewed by Principal in the course of such investigations and procedures fails to confirm, in Principal’s reasonable judgment, that the Investment conforms to the deal terms outlined in the approved Committee Package.

          (b) Material Adverse Information. If, at any time during the closing of the Investment, in Principal’s judgment as a fiduciary, any customary due diligence is not provided by the borrower or if Principal obtains information which, in Principal’s judgment as a fiduciary means the Investment no longer conforms to the deal terms in the approved Committee Package, Principal shall promptly notify Lender in writing. Upon Principal furnishing to Lender sufficient additional information for Lender to make a decision regarding such Investment, Lender shall have five (5) business days after receipt of such additional information to notify Principal in writing of Lender’s decision, otherwise Lender shall be deemed to have rejected the Investment.

          (c) Closing Deliverables. Principal shall provide the final notice of closing and request for funds attached as Exhibit A to this Closing SLA to Lender as verification that the transaction is ready to close and all requirements of the App/Comm are satisfied, together with a set of the final drafts of Loan Documents.

          (d) Funding Process. No later than the end of business two (2) business days prior to funding Principal shall e-mail to Lender a final notice of closing and request for funds in the form attached as Exhibit A. Lender shall wire funds to a segregated account held in the name of Principal as agent for Lender and to be received by Principal no later than 12:00 noon CST/CDT on the day immediately preceding the specified funding date.

          (e) Closing. Principal shall close the Investments in accordance with industry custom and the Standard of Care, the name of Principal Life Insurance Company as the named lender, and immediately assign the Investments to Lender. With respect to commercial loans, Lender will receive constructive possession of the secured promissory note and be assigned the Mortgage and all other recorded Loan Documents and will be a successor in interest under an ALTA or TLTA equivalent title insurance policy (where appropriate). All items specifically required by this paragraph and all other documents obtained or required as part of the closing process shall be maintained by Principal in accordance with the Servicing Service Level Agreement.

EXHIBIT A

FUNDING
PLEASE E-MAIL FED REFERENCE & TIME OF WIRE TO:

Name: _____________________________
Phone: _____________________________
Fax: _______________________________
E-mail: _____________________________

TRADE SUPPORT AND ACCOUNTING

__________________________________[CLIENT NAME]
ACCOUNT: ___________________________
ACCOUNT NAME: ___________________________

Current Date: ____________________
Cash Movement Date: __________________[Funding Date]
Private Funding of:_______________________[Borrower name and loan number]

Wire funds to:	Bank:	______________
	ABA No:	______________
	Account No:	______________
	Account:	______________
	Attention:	Jean Hixson
	Reference:	___________________[Loan Number]

Amount	______________________Dollars ($______________)

By the execution of this Funding Notice, Principal confirms the compliance of the Investment with the Committee Package approved for this Investment and as referenced as set out in the Mortgage Origination and Servicing Agreement between CreXus Investment Corp. and Principal Real Estate Investors, LLC dated August 28, 2009.

By: _________________________
(Attach e-signature)

ATTACHMENT 3

SERVICING SERVICE LEVEL AGREEMENT

ARTICLE 1. BACKGROUND.

          1.01 Objective. Lender and Principal have entered into a Mortgage Origination and Servicing Agreement of even date herewith (the “Agreement” or “MOSA” ), pursuant to which Principal has agreed to perform certain services relating to the origination, closing and servicing of commercial mortgage loans and Sub Debt loans (collectively referenced herein as “Investment” or “Investments”). This Servicing SLA provides a detailed description of the services to be provided by Principal relating to the servicing of the Investments pursuant to the terms of the Agreement. Terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

ARTICLE 2. DUTIES OF PRINCIPAL AS SERVICER.

          2.01. Duties. With respect to each Investment as to which Principal is expressly engaged by Lender in writing to provide servicing functions under this Attachment 3, Principal shall do or shall cause to be done the following in accordance with the Standard of Care:

          (a) Maintain separate files (collectively, the “Investment Files”) for each Investment, each of which shall be imaged for retrieval. Principal will use commercially reasonable efforts to complete each such Investment File. Principal shall maintain the original of each Loan Document, including the secured promissory note, in the Investment File unless Lender elects the option to have originals retained by a custodian. At the sole option of Lender, the secured promissory note and any other instruments in the Investment File may be delivered to a custodian as directed by Lender, such custodian retained by such Lender at its expense. Principal shall promptly provide a copy of any Loan Document to Lender upon request.

           (b) Proceed diligently to collect all amounts due on each Investment until such Investment has been paid in full, and remit all collected funds to Lender in accordance with this Agreement; provided, however, that Principal shall not be liable for the collection of the proceeds of any check presented for payment on account of an Investment. In the event any item deposited on behalf of Lender is returned for insufficient or uncollected funds including, without limitation, by any “stop payment order” having been applied to such item, Principal shall use commercially reasonable efforts to collect such funds from the payor, and further provided that if any such funds have been remitted to Lender, then Lender will remit such funds back to Principal by wire transfer within two (2) business days after written notice from Principal.

(c) Calculate prepayment premiums as applicable.

(d) Verify that all required insurance coverage is being properly maintained.

(e) Verify that all required real property taxes and assessments are being properly and timely paid.

(f) Reply to informational requests from any borrower or its representative.

(g) Process lease non-disturbance and attornment agreements.

(h) Process UCC continuations and amendments.

(i) Monitor, maintain and disburse escrow accounts in accordance with their terms.

          (j) Approve the exercise of rights set forth in the Loan Documents and exercise such rights on behalf of Lender. If discretion allowed in Loan Documents, then Principal will provide notice to Lender and seek Lender’s guidance and approval.

(k) Collect payments, remittances and fees related to escrow and servicing matters.

(l) Administer letters of credit, renewals and releases of same.

(m) Subject to the provisions of the Agreement, prepare and execute releases or assignments in recordable form.

(n) Proceed diligently to collect all amounts payable under any title, hazard or other insurance policy covering any such Investments.

(o) Inspect or cause to be inspected annually (or as otherwise agreed to between Principal and Lender) each Property and complete an inspection report in the standard MBA/CMSA format.

          (p) Verify receipt of and review periodic property operating statements submitted quarterly by borrowers, certified rent rolls, and periodic financial statements for borrowers as required in the Loan Documents for each Investment.

(q) Based on quarterly operating statements, provide a CMSA type operating statement analysis.

(r) Impose, adjust or waive escrow payments for insurance, real estate taxes, other required reserves and special assessments.

(s) Subject to Section 2.02 below, grant consents, approvals, modifications, waivers, releases and other requests with respect to an Investment.

(t) Maintain a watchlist per CMSA guidelines to be used by Principal and Lender to track possible problem Investments that may become Specially Serviced Investments (as hereinafter defined).

Subject to the Agreement, Principal may retain or cause to be retained counsel on behalf of Lender in the event of actual or threatened litigation or other proceedings potentially affecting any Investment. Such counsel shall be subject to the prior written consent of Lender in its sole discretion, and Lender shall approve the budget and fees with respect to any such litigation or proceeding. In the event that Principal reasonably believes that an attorney must be retained immediately in order to protect the interests of Lender, Principal will notify Lender. In the event Lender’s written approval is not obtained within 24 hours in any case where Principal reasonably believes that an attorney must be retained immediately, Principal may retain an attorney immediately and promptly seek such approvals.

          2.02. Administration of Investments; Extent of Principal’s Authority.

          (a) Administration of Investments and Foreclosure Properties. Principal and any of its affiliates providing services pursuant to the Agreement shall have the right to represent Lender in all communications with any Borrower and any others in connection with the administration, servicing and enforcement of any Investment or foreclosure property, provided that Principal shall have no right or authority, express or implied, to commit or otherwise obligate Lender or to encumber Lender’s interest in the Investments in any manner whatsoever.

(b) Extent of Authority.

          (1) Principal shall administer the Investments in a manner consistent with the terms of the Loan Documents and in accordance with the Standard of Care and common industry practice. Lender and Principal each acknowledge that in connection with the performance of its responsibilities under this Agreement, Principal will receive requests normally incident to the lender - borrower relationship, which may include without limitation requests for changes in Investment terms, refinancing, partial releases of security, subordination of the Lender’s security interests to easements or to other mortgages or chattel financing, leasing changes and other matters (each a “Service Request” and collectively the “Service Requests”). Principal will review each Service Request to determine whether the Service Request is material or immaterial. Any Service Request deemed material by Principal will be forwarded to Lender with Principal’s recommendation as to appropriate action an Lender shall have ten (10) days to respond with its approval or disapproval of Principal’s recommendation and if no response is received by Principal with in said 10 day limit, then Principal’s recommendation will be deemed approved. If Principal determines the Service Request is immaterial, Principal will process the Service Request and provide notice to Lender of Principal’s action. The following actions shall be considered immaterial:

(a) permit customary escrow releases permitted in the Loan Documents;

          (b) permit reasonable extensions of time and variations in compliance (including without limitation the waiver of any otherwise applicable “late fee” in situations in which Principal determines the delinquency to have been outside a borrower’s control) which cannot reasonably be expected to have a material adverse effect on the Investment, provided that Principal shall not permit more than one such extension in any twelve (12) month period without Lender’s prior written approval;

          (c) agree to any assignment, termination, modification or amendment of any Leases affecting the related Property, provided no such Lease (i) is an anchor lease, (ii) covers ten percent (10%) or more of the rentable square footage of the Property, or (iii) accounts for ten percent (10%) or more of the net income from the Property;

(d) approve leases below the threshold set out in the Loan Documents; and

(e) in its commercially reasonable discretion, permit a reasonable extension of time for delivery of any financial statements required under the Loan Documents.

          (2) Principal shall consult with Lender and shall provide Lender with Principal’s written summary and analysis of Principal’s recommendations with respect to any Service Requests deemed material and other than those described in clauses (a) through (d) in subparagraph (1) above.

          (3) Principal shall be free to address those Service Requests described in clauses (a) through (e) in subparagraph (1) above as well as any other non-material Service Requests without consulting with and without the direction of the Lender and may execute on behalf of Lender all documents associated with such requests, provided such Service Request does not materially and adversely affect the Investment. Principal, exercising judgment consistent with the Standard of Care, shall determine the materiality of any Service Request.

          (4) Principal shall provide Lender reasonably prompt notice upon acquiring knowledge of any of the following events: (a) any damage to or destruction of a material portion of any Property; (b) the occurrence of an environmental condition at any Property having material adverse effect on the value of such Property; (c) a material default either by the borrower or a tenant under a lease; (d) the filing of an action by or against Borrower in which any one or more of Lender, Principal or their affiliates are named a party defendant; (e) the filing of a material action related to Borrower or any Property by Borrower or any tenant; (f) the occurrence of an Event of Default, as defined in the applicable transaction documents, with respect to any Investment; (g) any material condemnation or taking by power of eminent domain or any similar proceeding with respect to any part of any Property that would materially and adversely affect the Property; (h) the occurrence of any material adverse financial change in any tenant at any Property; or (i) the occurrence of any other event or condition that could reasonably be expected to have a material and adverse effect on any Investment or Property.

          2.03. Duties of Principal as Special Servicer. Principal shall perform, or cause to be performed, the following activities in accordance with the Standard of Care with respect to Specially Serviced Investments (as hereinafter defined). As used herein, “Specially Serviced Investments” shall mean an Investment that is delinquent more than thirty (30) days or that Principal has identified as being at risk of imminent default and/or a non-monetary default, and in either case that Lender has approved to be considered a Specially Serviced Investment. A Specially Serviced Investment will remain a Specially Serviced Investment until the Investment has no outstanding default with no new defaults and has been a performing Investment for three (3) consecutive months. Principal shall specially service any designated Specially Serviced Investment in accordance with the approved Special Servicing Plan and Special Servicing Budget as described below, and Principal shall be compensated for such Special Servicing as set out in Exhibit C-2 to the MOSA. Lender shall approve or disapprove such Special Servicing Plan within five (5) business days following submittal of the Special Servicing Plan to Lender, provided that a failure of Lender to respond to the submitted Special Servicing Plan within said five day time period shall be deemed approval of the Special Servicing Plan. With respect to any approval, Principal shall have the right to rely on the previously approved Special Servicing Plan and Budget, provided that Lender shall have the right to require changes to such Special Servicing Budget at any time thereafter.

As Special Servicer, Principal shall:

(a) maintain appropriate delinquency controls including issuing default notices to the borrower;

(b) coordinate with Lender’s counsel, in-house and local counsel when working on Specially Serviced Investments;

(d) communicate with the borrower or its representative regarding all defaults, as appropriate;

          (e) develop appropriate work-out proposals, foreclosure strategies, deed-in-lieu options, note sales, discounted pay-offs and bankruptcy strategies for Lender’s consideration to be incorporated into the Special Servicing Plan and Budget and, upon Lender’s written approval thereof, pursue implementation of the same;

          (f) coordinate documentation and implementation of any Specially Serviced Investment work-out and negotiate any and all contracts necessary or desirable and/or appropriate for the workout and management of the Property; provided, however, without prior written notice to Lender, Principal shall not (x) accelerate the Investment (i.e., declare due the entire outstanding indebtedness under the Investment) or (y) initiate any action or proceeding to foreclose or otherwise obtain title to the Property unless Special Servicing Plan and Budget have been previously approved by Lender;

(g) coordinate any Specially Serviced Investment foreclosure or deed-in-lieu of foreclosure in accordance with the Special Servicing Plan;

(h) inspect and monitor the Property including notices of violations and the filing of liens or claims, and monitor all tenant bankruptcies;

(i) coordinate the management of any of the Investments that are leased by a tenant in bankruptcy;

(j) coordinate legal strategies with Lender, in-house counsel, local counsel, expert witnesses, etc. in litigation involving Specially Serviced Investments; and

          (k) coordinate transition of any Specially Serviced Investment to Principal’s designated asset management team upon acquisition of the property securing an Investment (via foreclosure, deed-in-lieu, etc.) unless Principal and Lender mutually agree to handle otherwise.

          2.04. Management of Foreclosures.

                    (a) In the event of a proposed foreclosure of any Property associated with any Investment, Principal shall submit to Lender or a designated entity holding title to such Investment the Special Servicing Plan, (i) describing the Investment and the Property securing the Investment, (ii) explaining Principal’s basis for recommending foreclosure, and (iii) containing a proposed operating plan which shall include a proposed budget detailing all estimated costs to be incurred with respect to the foreclosure and during the period of holding such Property following such foreclosure (a “Special Servicing Budget”). Principal shall execute any such foreclosure only in accordance with the approved Special Servicing Plan.

                    (b) With respect to any approved foreclosure, Principal, on behalf of Lender, may engage at the expense of Lender (but only in accordance with the approved Special Servicing Plan) and shall supervise any affiliated or unaffiliated third parties that Principal engages to perform services necessary or appropriate for the management, operation, leasing and disposition of such Investment, including the services of investment principals, leasing agents, construction principals, contractors, custodians, transfer agents, independent real estate appraisers, accountants, attorneys, engineers, environmental consultants and other consultants and service providers of whatever nature to assist Principal as it shall reasonably see fit in the performance of its duties and obligations under this Agreement.

          2.05. Dispositions.

                    (a) From time to time, depending upon market conditions, economic forecasts, and other relevant factors and consistent with the Investment Criteria, Principal may recommend the disposition of one or more Investments (or portions of any such Investment). If Principal determines that a disposition is desirable, Principal will submit to Lender for consideration by it a proposal for the sale of such Investment, including, without limitation, a summary of the proposed terms of such disposition and the basis for Principal’s recommendation of such disposition in the Special Servicing Plan. Lender’s prior written approval of the Special Servicing Plan shall be required for Principal to move forward with the disposition of any Investment or portion thereof. Principal shall also seek to dispose of an Investment (or portion thereof) upon the request of Lender holding title to such Investment in accordance with the terms and conditions required by Lender. Principal shall have no authority to dispose of any portion of any Investment without the prior written approval of a Special Servicing Plan or such request of Lender.

                    (b) Principal shall be authorized to take all action reasonably necessary to complete any permitted or requested disposition of an Investment within the parameters of the approved Special Servicing Plan, including (directly or indirectly through licensed brokers or other independent contractors) (i) conducting a search for and identifying a potential buyer or buyers, (ii) structuring the disposition and (iii) preparing and negotiating a purchase and sale agreement and such other documents, instruments and certificates for the conveyance and transfer of title as may be customary or otherwise required. In addition, Principal shall certify to Lender that to Principal’s knowledge any representation or warranty to be made by Lender in a purchase and sale agreement with respect to the condition of, or title to, any Investment being disposed of is true and correct in all material respects.

                    (c) The proceeds of any disposition of an Investment shall be forwarded immediately to Lender’s designated account.

          2.06. Other Servicing Activities. Principal shall perform or shall cause its affiliate(s) to perform such other customary duties, furnish such reports and prepare other documents in connection with its duties as servicer under the Agreement.

          2.07. Advances. Principal shall notify Lender if funds are needed to advance for items including, but not limited to, real estate taxes, insurance premiums, and protective advances. Lender shall make its own determination whether to advance funds. Under no circumstances shall Principal make or have any obligation to make any advances for any Investment.

ATTACHMENT 4

ACCOUNTING AND REPORTING SERVICE LEVEL AGREEMENT

ARTICLE 1. BACKGROUND.

          1.04. Objective. Lender and Principal have entered into a Mortgage Origination and Servicing Agreement of even date (the “Agreement” or “MOSA”), pursuant to which Principal has agreed to perform certain services relating to the origination, closing and servicing of commercial mortgage loans and Sub Debt loans (collectively referenced herein as “Investment” or “Investments”). This Accounting and Reporting SLA provides a detailed description of the accounting and reporting services to be provided by Principal relating to the servicing of the Investments pursuant to the terms of the Servicing Service Level Agreement. Terms used by not defined herein shall have the meaning ascribed to such terms in the Agreement.

ARTICLE 2. ACCOUNTS.

          2.01. Segregation and Deposit of Funds.

          (a) Interest/Principal Payments. Principal shall instruct all borrowers with respect to all Investments to make all payments of principal and interest and any other payments related to the Investments to an account established by Principal for the benefit of Lender (the “Collection Account”). Lender can request a change of financial institutions where the Collection Account is held but Lender and Principal must mutually agree on any such change. Principal shall be entitled to all interest earned on funds in the Collection Account. Notwithstanding anything in this Section 2.01 or elsewhere in this Agreement, Principal or any affiliate shall not intentionally commingle with its proprietary account any payments and funds received with respect to Investments serviced pursuant to this Agreement as to any funds that any borrower submits directly to Principal or payable to Principal’s order, and in such event Principal shall not allow such funds to be commingled for a period not to exceed two (2) business days.

          (b) Escrow Accounts. Principal shall cause all payments and funds received pursuant to any Investment on account of real estate tax escrows, insurance premiums, assessments or similar escrowed amounts to be segregated and held in one or more impound accounts separate from any of its own funds and from those of other investors, and shall keep a complete account of all such funds. Lender can request a change of financial institution where such impound accounts are held but Lender and Principal must mutually agree on any such change. With respect to any Loan Document which provides for disbursement by Lender of escrowed funds to pay real property taxes, assessments, any obligation secured by a lien, insurance premiums or other charges or which provides for other disbursements from any escrow, Principal shall cause the proper party to be paid from the funds deposited, funds necessary to satisfy such obligations when due. Any interest or other income generated by such funds and not payable to a borrower pursuant to the Loan Documents shall be retained by Principal. Notwithstanding anything in this Section 2.01 or elsewhere in this Agreement, Principal or any affiliate shall not intentionally commingle with its proprietary account any payments and funds received with respect to Investments serviced pursuant to this Agreement as to any funds that any borrower submits directly to Principal or payable to Principal’s order, and in such event Principal shall not allow such funds to be commingled for a period not to exceed two (2) business days. Principal will initially segregate tax and other escrow funds as received from borrowers but once Principal has granted approval to a third party vendor for payment of the real estate taxes, the funds can be remitted to a commingled clearing account that will allow payment to be paid by such third party vendor.

          2.02. Remittance of Cash. Funds from Investment payments from or on behalf of borrowers shall be remitted to Lender on the fifteenth (15th) day of each month or the next business day if the 15th day of the month is not a business day. Principal will provide details regarding the funds to be sent Lender on the day on which the funds are remitted to Lender. Applicable servicing fees shall be handled as set forth in Exhibit C to the Agreement. Should any funds remitted by Principal to Lender become NSF, Lender shall return such funds to Principal within two (2) business days after Principal provides notice to Lender of such NSF funds.

          2.03. Bank Statements. Principal shall require the applicable depository institution at which the Collection Account and the impound account are maintained to provide to Lender regular bank statements concerning any account maintained with respect to any Investment.

           2.04. Amortization. Principal will provide an amortization schedule to Lender for each Investment originated pursuant to the Agreement with the first remittance of funds to Lender.

ARTICLE 3. REPORTING REQUIREMENTS.

          3.01. Monthly Reporting.

          (a) Principal shall cause complete, accurate and separate records to be kept, indicating all amounts due and all payments made with respect to each Investment and all income and expenses with respect to each Property that may be in foreclosure.

          (b) Within ten (10) business days following the end of each month, Principal shall deliver to Lender a report containing the following information concerning the status of the Investments during the preceding month (such information to be compiled both with respect to each Investment and on a collective basis with respect to all Investments as of the end of the immediately preceding month):

(1) A Remittance Report, Holdings Report and List of Payments Due Report, including the following information:

(a) The amount of each remittance allocable to principal (including a separate breakdown of any principal prepayments);

(b) The amount of any prepayment premiums;

(c) The amount of each remittance allocable to interest (including default interest);

(d) The sum of all other amounts received;

(e) The unpaid principal balance after application of any payment received in that particular month that was allocable to principal; and

(f) The amount of accrued but unpaid interest (if any).

          (2) The amount of the Servicing Fee and other compensation received by Principal during the period covered by such report, together with an explanation of the method of calculating such fees if it is a net remittance;

          (3) To the extent such information is available to Principal or any affiliate, the status and expenses incurred and income received with respect to each Property encumbered by an Investment that is in default;

(4) An Exception Report detailing delinquencies and prepayments and Investments paid in full on an Investment by Investment basis; and

(5) A Servicing Activity Report detailing significant servicing issues on an Investment by Investment basis, including information on any non-monetary defaults which are material or significant.

          3.02. Annual Reporting. Principal shall deliver to Lender annually within ten (10) business days of year-end:

(a) A consolidated report detailing receipts, disbursements and amount of all funds held by Principal or by any affiliate pursuant to this Agreement;

          (b) A certificate stating that to the best of Principal’s knowledge but in accordance with the terms and provisions of the Agreement, all payments required to be made by Principal have been made to the appropriate parties (identifying all exceptions, if any), and, upon request by Lender, a report as to the status of any specific Investment which report may include information concerning the payment of ground rents, taxes, insurance and assessments covering such Investment with copies of receipted bills, if so requested and available to Principal.

          3.03. Principal’s Reports. Principal also shall furnish to Lender audited annual financial statements of Principal prepared in accordance with generally accepted accounting principles within one hundred and eighty (180) days of the end of each of its fiscal years.

          3.04. Additional Reports. Lender shall be entitled to request reasonable changes to the format or contents of each report referred to in this Article 3. Principal shall consider such requests, and subject to Principal’s ability and desire make such changes and receipt of a mutually agreed upon fee, shall comply with such request within a reasonable period of time. Lender may from time to time request additional information with respect to any Investment from Principal and Principal agrees to timely provide all such information reasonably requested by Lender and may charge a reasonable fee for doing so, such information to include, but not be limited to: statistical data, e.g., the proportions of the types of collateral in each geographic area, yield received on types of Investments and the frequency of prepayment or default for types of Investments. Principal also shall deliver to Lender, promptly upon written request by Lender in connection with any disposition of an Investment (including a securitization thereof), an estoppel from Principal confirming, to Principal’s knowledge, that: (i) no default (or event but for the passage of time or giving of notice would constitute a default) currently exists (or, if a default exists, the nature and status of the same); (ii) the outstanding principal balance and accrued interest; and (iii) the balance of any impound accounts.

          3.05. Principal’s books and records shall be maintained in accordance with Section 3.04(c) of the MOSA which shall include, but not be limited to: name and address of the obligor(s); location of related real estate; original amount of money invested by Lender; current amount of money invested; scheduled amounts and dates of the payments due and actual payments made; amount, description of coverage and expiration date of insurance policies covering the Investments; and dates of inspections of the real estate.